                         SCHEDULE 14A-- AMENDMENT NO. 1

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant                              [X]

Filed by a party other than the registrant                                 [  ]

Check the appropriate box:

          [X]     Preliminary proxy statement
          [ ]     Definitive proxy statement
          [ ]     Definitive additional materials
          [ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              MAXXIM MEDICAL, INC.
                              --------------------

                  (Name of Registrant as Specified in Its Charter)

                         ------------------------------

                  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

                           [ ]      No filing fee required

                           [X] Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

                  (1) Title of each class of securities to which transaction applies: Common Stock, par value $.001 per share (the "Common Stock"), of Maxxim Medical, Inc.

                  (2) Aggregate number of securities to which transaction applies: 15,223,896 shares of Common Stock (includes 1,491,070 shares underlying options to purchase shares of Common Stock).

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $26.00 per share in cash-out merger plus the difference between $26.00 and the exercise price of each share underlying an option to purchase shares of Common Stock.

                  (4)      Proposed maximum aggregate value of transaction:

                                           $373,802,475.00

                  (5)      Total fee paid:

                                                   $74,760


                  [X]      Fee paid previously with preliminary materials


                  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


                  (1)      Amount previously paid: $74,760

                  (2)      Form, Schedule or Registration Statement No.:
                           Schedule 14A

                  (3)      Filing party: Maxxim Medical, Inc.

                  (4)      Date filed: July 26, 1999

              PRELIMINARY PROXY MATERIALS -- SUBJECT TO COMPLETION

                              MAXXIM MEDICAL, INC.
                             10300 49TH STREET NORTH
                            CLEARWATER, FLORIDA 33762
                            ___________________, 1999
Dear Shareholders:

                  You are cordially invited to attend a special meeting of shareholders of Maxxim Medical, Inc., a Texas corporation, to be held on _________________, 1999, at ___ a.m., local time, at ______________________.

                  At the special meeting, you will be asked to consider and vote upon a merger agreement which provides for the merger of Fox Paine Medic Acquisition Corporation with and into Maxxim. If the merger is completed, Maxxim will become a privately owned corporation and you will receive $26.00 in cash for each of your shares of Maxxim common stock.

                  Your board of directors has determined that the terms of the merger are advisable, fair to and in the best interests of Maxxim and its shareholders. ACCORDINGLY, YOUR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT MAXXIM SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                  Certain officers and directors of Maxxim have interests in the merger that are different from, or in addition to, their interests as Maxxim shareholders. These interests are summarized in the section entitled "Special Factors -- Interests of Certain Persons in the Merger" in the accompanying proxy statement. These officers and directors, who in the aggregate have the power to vote approximately 8% of the outstanding Maxxim shares, have agreed to vote their Maxxim shares in favor of the merger agreement and the transactions contemplated thereby and against any competing or alternative proposals.

                  We cannot complete the merger unless holders of a majority of the outstanding shares of Maxxim common stock vote to approve the merger agreement. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Even if you return your proxy card, you may still attend the special meeting and vote your Maxxim shares in person. Your vote is very important. If you fail to return the proxy card or vote in person at the special meeting, it will have the same effect as a vote against the merger agreement.

                  The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

                                       Sincerely,

                                       Kenneth W. Davidson,
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                  This proxy statement is dated _________, 1999 and is first being mailed to shareholders on or about ______________, 1999.

              PRELIMINARY PROXY MATERIALS -- SUBJECT TO COMPLETION

                              MAXXIM MEDICAL, INC.
                             10300 49TH STREET NORTH
                            CLEARWATER, FLORIDA 33762

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON ___________________, 1999

                  Notice is hereby given that a special meeting of shareholders of Maxxim Medical, Inc., a Texas corporation, will be held on __________________, 1999, at ____ a.m., local time, at ____________________, for the following purposes:

- To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 13, 1999, between Fox Paine Medic Acquisition Corporation and Maxxim, pursuant to which Fox Paine Medic Acquisition Corporation will be merged with and into Maxxim and each share of Maxxim common stock, other than a portion of the shares held by certain officers, directors and significant shareholders, and shares held by dissenting shareholders, will be converted into the right to receive $26.00 in cash, without interest.

- To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

                  Only those persons who were holders of record of Maxxim common stock at the close of business on _____________, 1999, will be entitled to notice of, and to vote at, the special meeting.

                  Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Maxxim common stock entitled to vote at the special meeting. THE BOARD OF DIRECTORS OF MAXXIM, AND THE SPECIAL COMMITTEE OF FOUR INDEPENDENT DIRECTORS FORMED TO CONSIDER THE MERGER, HAVE UNANIMOUSLY APPROVED THE MERGER AND RECOMMEND THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                  Under Texas law, appraisal rights will be available to Maxxim shareholders who do not vote in favor of the merger agreement. In order to exercise such appraisal rights, Maxxim shareholders must follow the procedures required by Texas law, which are summarized under "Appraisal Rights" in the accompanying proxy statement.

                  The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.

                                   By order of the Board of Directors,


                                   Peter M. Graham, Secretary

Clearwater, Florida

                     , 1999
---------------------

              PRELIMINARY PROXY MATERIALS -- SUBJECT TO COMPLETION

                                TABLE OF CONTENTS


                                                                                                                 PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER .............................................................................1
WHO CAN HELP ANSWER YOUR QUESTIONS .................................................................................3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.........................................................4
SUMMARY ............................................................................................................5
         The Participants...........................................................................................5
         Structure of the Transactions..............................................................................6
         The Special Meeting .......................................................................................7
         The Voting Agreements......................................................................................8
         Recommendations to Shareholders............................................................................8
         Fairness Opinion...........................................................................................9
         Terms of the Merger Agreement .............................................................................9
         Accounting Treatment .....................................................................................11
         Merger Financing..........................................................................................11
         Interests of Certain Persons in the Merger................................................................11
         Regulatory Approvals .....................................................................................12
HISTORICAL MARKET INFORMATION .....................................................................................12
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA ...................................................................14
SPECIAL FACTORS ...................................................................................................16
         Structure of the Transactions; Transaction Participants...................................................16
         Background of the Merger..................................................................................18
         Certain Projections.......................................................................................24
         Recommendations of the Special Committee and of the Full Maxxim Board; Fairness of the Merger ............25
         Opinion of Lazard Freres & Co. LLC........................................................................30
         Fox Paine's and the Continuing Shareholders' Reasons for the Merger ......................................37
         Position of the Continuing Shareholders as to Fairness of the Merger .....................................40
         Position of Fox Paine as to the Fairness of the Merger....................................................42
         Interests of Certain Persons in the Merger ...............................................................43
         Certain Effects of the Merger; Conduct of Business After the Merger.......................................51
INFORMATION ABOUT THE TRANSACTION PARTICIPANTS.....................................................................53
         Fox Paine Medic Acquisition Corporation and Fox Paine.....................................................53
         The Continuing Shareholders...............................................................................54
MERGER FINANCING...................................................................................................56
         General...................................................................................................56
         Senior Bank Loans.........................................................................................57
         Senior Subordinated Notes / Senior Subordinated Credit Facility...........................................60
         Holding Company Notes.....................................................................................61
         Equity Commitment.........................................................................................61
         Financing of the Circon Sale..............................................................................61
THE SPECIAL MEETING ...............................................................................................64
         General ..................................................................................................64
         Record Date and Voting ...................................................................................64
         Required Vote ............................................................................................64
         Proxies; Revocation ......................................................................................65
         Adjournments or Postponements ............................................................................65
         Voting Agreements.........................................................................................66
         Other Matters to Be Considered ...........................................................................68
THE MERGER ........................................................................................................68
         Structure and Effective Time .............................................................................68
         Merger Consideration .....................................................................................68
         Payment Procedures .......................................................................................69
         Treatment of Maxxim Stock Options ........................................................................69

         Retirement/Amendment of Maxxim Senior Notes ..............................................................69
         Directors and Officers ...................................................................................70
         Representations and Warranties ...........................................................................70
         Covenants; Conduct of the Business of Maxxim Prior to the Merger .........................................71
         Prohibition Against Solicitation of Competing Transactions ...............................................73
         Access to Information ....................................................................................75
         Cooperation and Reasonable Efforts to Complete the Merger ................................................75
         Indemnification and Insurance ............................................................................75
         Conditions to the Merger .................................................................................76
         Termination ..............................................................................................77
         Termination Fees .........................................................................................78
         Expenses .................................................................................................79
         Amendment and Waiver .....................................................................................79
         Estimated Fees and Expenses of the Merger ................................................................80
APPRAISAL RIGHTS ..................................................................................................80
REGULATORY APPROVALS ..............................................................................................83
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS ...............................................83
FEDERAL INCOME TAX CONSEQUENCES ...................................................................................85
INDEPENDENT AUDITORS ..............................................................................................87
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...................................................................87
LEGAL PROCEEDINGS .................................................................................................87
OTHER MATTERS .....................................................................................................89
SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2000 ANNUAL MEETING..................................................90
WHERE YOU CAN FIND MORE INFORMATION................................................................................90

APPENDICES

APPENDIX A - AGREEMENT AND PLAN OF MERGER .........................................................................
APPENDIX B - OPINION OF LAZARD FRERES & CO. LLC ...................................................................
APPENDIX C - ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT....................................
APPENDIX D - FORM OF VOTING AGREEMENT..............................................................................

              PRELIMINARY PROXY MATERIALS -- SUBJECT TO COMPLETION

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

                  The following questions and answers are intended to briefly address some commonly asked questions regarding the merger. It should be read together with the Summary that follows. These questions and answers may not address all questions that may be important to you as a Maxxim shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

Q:                WHAT IS THE PROPOSED TRANSACTION?


A: Fox Paine Capital Fund, L.P. and other related private investment funds will acquire a majority of the shares of Maxxim common stock, a group of 10 current Maxxim shareholders will retain their equity in Maxxim, and all of Maxxim's other shareholders will receive $26 per share in cash for their shares of Maxxim common stock. Separately, Fox Paine and the other funds, along with the 10 continuing shareholders, will acquire Maxxim's Circon subsidiary. The group of 10 continuing shareholders includes eight members of Maxxim's senior management team and two other shareholders (one is a non-employee director and the other is a vice-president and significant shareholder). This group is referred to throughout this proxy statement as the "Continuing Shareholders" and their names are listed on page __.


Q:                WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $26.00 in cash, without interest, for each share of Maxxim common stock that you own.

Q: WHEN WILL THE MERGER BE COMPLETED? WHEN CAN I EXPECT TO RECEIVE CASH IN EXCHANGE FOR MY SHARES?


A: We expect to complete the merger in October of 1999, although we cannot assure you that the actual date will not be later. As soon as the merger is completed, Maxxim will send you detailed instructions regarding surrendering your Maxxim shares and receiving your cash payment. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES NOW.


Q:                WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The receipt of the cash by you in exchange for your Maxxim shares will be a taxable transaction for U.S. federal income tax purposes and may be taxable under applicable state, local, and other tax laws. To review the tax consequences to you in greater detail, see pages _____ through _____. Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:                WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the merger agreement, which is the legal document governing the merger and the related transactions we describe in this proxy statement.

Q:                WHAT DOES THE BOARD OF DIRECTORS OF MAXXIM RECOMMEND?

A: The full Maxxim board believes that the terms of the merger are advisable, fair to and in the best interests of Maxxim and its shareholders and unanimously recommends that Maxxim shareholders vote "FOR" approval of the merger agreement. In addition, because some of the Continuing Shareholders are directors and executive officers of Maxxim, the Maxxim board established a special committee consisting of four independent directors to review and evaluate the proposed merger. None of the members of the special committee are Continuing Shareholders. The special committee, like the full board, believes that the terms of the merger are advisable, fair to and in the best interests of Maxxim and its shareholders and unanimously recommends that Maxxim shareholders vote "FOR" approval of the merger agreement.

Q:                WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

A: The merger agreement must be approved by a majority of the outstanding shares of Maxxim common stock. If you fail to vote, it will have the same effect as a vote against the merger agreement. Therefore, it is important that you return your signed proxy card.


Q:                AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. You have the right to dissent from approval of the merger agreement and, subject to strict compliance with the requirements and procedures of Texas law, to receive payment of the "fair value" of your shares of Maxxim common stock. These rights, as well as the requirements and procedures for dissenting under Texas law are described on pages __ through __ under "Appraisal Rights." In addition, the full text of the relevant articles of the Texas Business Corporation Act are reprinted in Appendix C to this proxy statement.


Q:                HOW DO I VOTE?

A: Just indicate on the enclosed proxy card how you want to vote, and then date, sign and mail it in the enclosed envelope. Please vote as soon as possible to ensure that your shares are represented at the special shareholders meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Maxxim shares only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement.

Q:                CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Maxxim in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

                       WHO CAN HELP ANSWER YOUR QUESTIONS:

                  If you would like additional copies of this document, or if you would like to ask any questions about the merger, you should contact:

                         [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
           (212) 929-5500 (Collect) or Call Toll Free: (800) 322-2885

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION


                  This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our current plans and expectations relating to analyses of value, expectations for anticipated growth in the future and future success under various efforts, and, as such, these forward-looking statements involve uncertainty and risk. The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such forward-looking statements. You are cautioned to consider these statements in light of the following assumptions: that products in development will be introduced successfully and on schedule; that we will make acquisitions which contribute to profitability; that key distributors will make purchases at the same level as their sales; that demand for our products will follow recent growth trends; that competitors will not introduce new products which will substantially reduce our market share in its most significant product lines; that we will continue to manufacture high-quality products at competitive costs and maintain or increase product pricing; and that we will become year 2000 compliant without material expenditures and our key suppliers and customers also will become year 2000 compliant so that our business is not disrupted. In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on operating results, capital resources, profitability, and cash requirements and liquidity.


                  In the event any of the above factors do not occur as anticipated, actual results could differ materially from the expectations expressed in the forward-looking statements. We do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

                                     SUMMARY

                  This summary highlights selected information from this document and may not contain all of the information that is important to you. It should be read together with the questions and answers provided on the previous pages. For a more complete understanding of the merger and the related transactions, and for a more complete description of the legal terms of the merger, you should read this proxy statement in its entirety carefully, as well as the additional documents to which we refer you. See "Where You Can Find More Information" (page __).

THE PARTICIPANTS

                  Maxxim Medical, Inc.
                  10300 49th Street North
                  Clearwater, Florida  33762
                  (727) 561-2100

                  Maxxim Medical, Inc. is a major, diversified developer, manufacturer and marketer of specialty medical products for use in acute and alternate care settings. Our products include custom procedure trays, medical gloves, endoscopic and laproscopic systems, as well as electrosurgical and video systems for general surgery, urology, gynecology, interventional radiology and critical care. We refer to Maxxim Medical, Inc. as "Maxxim" throughout this proxy statement. You should also know that references to Maxxim in this proxy statement include its subsidiaries, unless the context clearly indicates otherwise.


                  Fox Paine Medic Acquisition Corporation
                  c/o Fox Paine & Company, LLC
                  950 Tower Lane, Suite 1150
                  Foster City, California  94404
                  (650) 525-1300


                  Fox Paine Medic Acquisition Corporation is the entity that will be merged with Maxxim in the merger. It was formed by Fox Paine Capital Fund, L.P., a private investment fund, for the purpose of participating in the merger transactions. We refer to Fox Paine Medic Acquisition Corporation as "Fox Paine Maxxim" throughout this proxy statement. Fox Paine Maxxim is not expected to have any significant assets or liabilities, or engage in any business activities other than those related to completing the merger, and it will cease to exist after the merger.


                  Fox Paine Capital Fund, L.P. is a private investment fund managed by Fox Paine & Company, LLC. Fox Paine & Company, LLC manages investment funds in excess of $500 million focused on investing equity capital in management-led acquisitions and company expansion programs and restructurings. Fox Paine was founded in 1997 by Saul Fox and Dexter Paine. Throughout this proxy statement, we sometimes refer to Fox Paine Capital Fund, L.P. and Fox Paine Maxxim together as "Fox Paine."

                  Fox Paine Capital Fund, L.P. owns all of the equity of Fox Paine Maxxim and all of the equity of Fox Paine Citron Acquisition Corporation, which is the company that will buy Maxxim's Circon subsidiary from Maxxim as part of the merger transactions. We refer to Fox Paine Citron Acquisition Corporation as "Fox Paine Circon" in this proxy statement.


                  Fox Paine may permit certain other investors (principally institutional investors who are invested in funds managed by Fox Paine) to purchase a portion of the equity of Maxxim or Fox Paine Circon that would otherwise be purchased by Fox Paine in the transactions described in this proxy statement. All other investors are expected to pay the same price per share for their Maxxim or Fox Paine Circon shares as Fox Paine does. Members of the special committee of Maxxim's independent directors formed to, among other things, evaluate the transaction will not be offered the opportunity to purchase the equity. The participation of any such additional investors would not result in Fox Paine being the beneficial owner of less than a majority of the equity interests in either Maxxim or Fox Paine Circon. See "Merger Financing." Throughout this proxy statement, we refer to Fox Paine, together with any additional permitted investors described above, if any, as the "Fox Paine Investors."


                  The Continuing Shareholders


                  Eight members of Maxxim's senior management and two other shareholders (one is a non-employee director and the other is a vice president and significant shareholder) are participating in the merger transactions and will be treated differently from all other Maxxim shareholders. These ten individuals are referred to throughout this proxy statement as the "Continuing Shareholders," and the eight Continuing Shareholders who are members of Maxxim's senior management are referred to throughout this proxy statement as the "Management Investors." Kenneth W. Davidson, who is the Chairman of Maxxim's board of directors and is Maxxim's President and Chief Executive Officer, is both a Continuing Shareholder and a Management Investor. The other Continuing Shareholders, including the Management Investors, are listed on page __ under "Special Factors -- Structure of the Transactions; Transaction Participants."


STRUCTURE OF THE TRANSACTIONS (PAGE __)

                  We propose a two-part transaction involving the sale by Maxxim of its Circon subsidiary to Fox Paine Circon and the merger of Fox Paine Maxxim into Maxxim, with Maxxim surviving the merger and continuing its businesses (excluding the Circon business). These transactions will have several important effects, including:

                  - The current shareholders of Maxxim, other than the Continuing Shareholders (and other than shareholders who perfect their appraisal rights) will receive $26.00 per share in cash for their Maxxim shares (including the preferred stock purchase rights associated with those shares), and will no longer have any interest in and will not be shareholders of Maxxim or Circon.

                  - Each outstanding option to purchase Maxxim shares (other than certain options held by Continuing Shareholders) will be canceled in exchange for a cash payment for each Maxxim share subject to the option equal to the excess of $26.00 over the per share exercise price of the option. Options held by the Continuing Shareholders will either be canceled and the cash proceeds reinvested in Maxxim shares, or canceled without payment and replaced by options to purchase Fox Paine Circon shares. See "Interests of Certain Persons in the Merger - Treatment of Continuing Shares and Options."


                  - After the merger, Maxxim and Circon will be separate companies, will be separately capitalized and will separately pursue their respective business strategies.


                  - Immediately after the merger, Maxxim will be owned approximately 85% by the Fox Paine Investors and approximately 15% by the Continuing Shareholders, and Circon will be owned approximately 89% by the Fox Paine Investors and approximately 11% by the Continuing Shareholders (in both cases, before giving effect to the exercise of any stock options or warrants). After giving effect to the exercise of warrants and options, the Continuing Shareholders will own approximately [30]% of Maxxim and [28]% of Fox Paine Circon, and Fox Paine will own more than a majority of each company.


                  - The Maxxim shares will no longer be listed on the New York Stock Exchange and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Maxxim shares under the Securities Exchange Act of 1934 will be terminated, and Maxxim will cease filing reports with the SEC.


                  - After the transactions, it is expected that Maxxim and Circon will continue to operate their current respective businesses and that each will be managed by their existing management teams. Fox Paine, which will be the majority shareholder of both Maxxim and Circon after the transactions, has no present intention to dispose of its equity investment in Maxxim or Circon or to cause either Maxxim or Circon to engage in a significant business combination. Maxxim and Circon each intends to pursue potential acquisitions it considers appropriate at any time they become available.


THE SPECIAL MEETING (PAGE __)

                  The special meeting of Maxxim shareholders will be held on _________ _________________, 1999, at ___ a.m., local time, at
______________________________. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement.

                  Record Date; Voting Power. Only holders of shares of Maxxim common stock who are holders at the close of business on the record date, ______ __, 1999, are entitled to notice of and to vote at the special meeting. As of that date, there were _______________ shares of Maxxim common stock issued and outstanding. Each Maxxim share is entitled to one vote on any matter that may properly come before the special meeting.

                  Vote Required. The merger agreement must be approved by a majority of the outstanding shares of Maxxim common stock. If you fail to vote, it will have the same effect as a vote against the merger agreement.

                  Changing Your Vote. You can change your vote at any time before we vote your proxy at the special meeting in any of three ways. First, you can send a written notice to the Secretary of Maxxim at the address below stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to the Secretary of Maxxim, and the new proxy card will automatically replace any earlier proxy card you returned. Third, you can attend the special meeting and vote in person. You should send any written notice or new proxy card to the Secretary of Maxxim at the following address: Maxxim Medical, Inc., 10300 49th Street North, Clearwater, Florida 33762, Attention:
Corporate Secretary. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

THE VOTING AGREEMENTS (PAGE __)


                  Fox Paine Maxxim has entered into individual voting agreements with each of the Continuing Shareholders in which the Continuing Shareholders agreed to vote their shares of Maxxim common stock in favor of the merger agreement and the merger transactions and against any competing or alternative proposals. The voting agreements will remain in effect as long as the merger agreement is in effect. The Continuing Shareholders have the power to vote, in the aggregate, approximately 8% of the outstanding shares of Maxxim common stock. Fox Paine does not have the power to vote any Maxxim shares at the Maxxim Special Meeting. See "Special Meeting -- The Voting Agreements."


RECOMMENDATION TO SHAREHOLDERS (PAGE __)


                  The full Maxxim board believes that the terms of the merger are advisable, fair to and in the best interests of Maxxim and its shareholders, and unanimously recommends that Maxxim shareholders vote "FOR" approval of the merger agreement. In addition, because some of the directors and executive officers of Maxxim are Continuing Shareholders and therefore may have interests in the merger that differ from those of shareholders generally, the Maxxim board established a special committee consisting of four independent directors to review and evaluate the proposed merger. None of the members of the special committee are Continuing Shareholders. The special committee, like the full board, believes that the terms of the merger are advisable, fair to and in the best interests of Maxxim and its shareholders and unanimously recommends that Maxxim shareholders vote "FOR" approval of the merger agreement. You also should refer to the factors that the special committee and Maxxim board considered in determining whether to approve the merger agreement on pages __ through __ under "Special

Factors -- Recommendation of the Special Committee and of the Full Maxxim Board; Fairness of the Merger."

FAIRNESS OPINION (PAGE __)


                  Lazard Freres & Co. LLC, which served as financial advisor to the special committee, has delivered a written opinion to the Maxxim board that, as of June 13, 1999, the $26 per share cash merger consideration was fair from a financial point of view to Maxxim's shareholders (other than the Continuing Shareholders). A copy of Lazard Freres' opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by Lazard Freres, is attached to this proxy statement as Appendix B. You should read this opinion in its entirety.


TERMS OF THE MERGER AGREEMENT (PAGE __)

                  The merger agreement is the legal document that governs the merger transactions. We have attached the merger agreement as Appendix A to this proxy statement, and we encourage you to read it carefully.

                  Conditions to the Merger. The completion of the merger depends on a number of conditions being met. In addition to customary conditions relating to our compliance with the merger agreement, these conditions include the following:

                  - approval of the merger agreement by the holders of a majority of the outstanding shares of Maxxim common stock;

                  - absence of any statute, rule, regulation, order or injunction of any governmental entity or court prohibiting or restricting completion of the merger;

                  - closing of the debt tender offer and amendment of Maxxim's outstanding 10 1/2% senior subordinated notes described on page ___ under "The Merger -- Retirement/Amendment of Maxxim Senior Notes" occurring concurrently with the completion of the merger;

                  - closing of the Circon sale described on page ___ under "The Merger -- Structure and Effective Time" occurring concurrently with the completion of the merger, unless otherwise requested by Fox Paine Maxxim;

                  - Maxxim having received an independent solvency opinion;

                  - Maxxim having received a written opinion from its independent auditor to the effect that the transactions contemplated in the merger agreement will receive recapitalization accounting treatment; and

                  - financing for the merger having been obtained on terms and conditions satisfactory to Fox Paine Maxxim.

                  Termination of the Merger Agreement. Maxxim and Fox Paine Maxxim can agree at any time to terminate the merger agreement without completing the merger, even if Maxxim shareholders have approved it. Also, either Maxxim or Fox Paine Maxxim can terminate the merger agreement, without the consent of the other, in various circumstances, including the following:

                  - if the shareholders of Maxxim fail to approve the merger agreement at the special meeting;

                  - if any court or governmental entity issues any final order, decree or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the completion of the merger, and such judgment, injunction, order or decree has become final and nonappealable;

                  - if the merger has not been completed by December 31, 1999, unless the party seeking to terminate has caused the failure of completion by failing to fulfill any of its obligations under the merger agreement; or

                  - if there has been a material breach of any representation, warranty or covenant made by the other party, which would cause one of the conditions to the merger not to be satisfied and which cannot be or has not been cured within 30 days from the time the breaching party receives notice of the breach.

                  In addition, Fox Paine Maxxim may, without the consent of Maxxim, terminate the merger agreement in various circumstances including the following:

                  - the Maxxim board withdraws or modifies its recommendation that Maxxim shareholders vote to approve the merger agreement (or publicly announces its intention to do so);

                  - the Maxxim board recommends any proposal for a competing acquisition transaction;

                  - any person other than Fox Paine Maxxim and its affiliates becomes the beneficial owner of 15% or more of Maxxim's common stock; or


                  - Maxxim breaches the provisions described on page __ under "The Merger -- Prohibition Against Solicitation of Competing Transactions."

                  Maxxim, may, without the consent of Fox Paine Maxxim, terminate the merger agreement in order to enter into a superior transaction in compliance with the provisions of the merger agreement described on page __ under "The Merger -- Prohibition Against Solicitation of Competing Transactions," but only in strict compliance with those provisions, including providing Fox Paine Maxxim with at least five full business days' written notice of termination and paying to Fox Paine Maxxim a termination fee of $19 million.

ACCOUNTING TREATMENT (PAGE __)

                  We expect that the merger will be treated as a "recapitalization" for accounting purposes.

MERGER FINANCING (PAGE __)


                  It is expected that completion of the merger transactions will require total funding of approximately $800.0 million, which will be obtained from the following sources:


                  - $310.0 million in senior secured credit facilities committed by The Chase Manhattan Bank, of which $267.0 million is expected to be funded at closing;


                  - $150.0 million in new senior subordinated notes to be issued by a subsidiary of Maxxim in a private placement (or, if the subsidiary is unable to sell these senior subordinated notes, $150.0 million in senior subordinated bridge loans committed by The Chase Manhattan Bank);

                  - $50.0 million in senior unsecured notes to be issued by Maxxim in a private placement;


                  - $208.0 million in cash from the sale of Circon Corporation to Fox Paine Circon immediately before the merger (the financing for this $208 million is described on page ___ under "Merger Financing -- Financing for the Circon Sale");


                  - $106.4 million of cash equity provided by the Fox Paine Investors; and

                  - $18.6 million of existing equity contributed by the Continuing Shareholders (consisting of $14.1 million of shares of Maxxim common stock retained in the merger and $4.5 million of new shares of Maxxim common stock purchased from the proceeds of the cash-out of Maxxim options in the merger).


INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE _)


                  The Continuing Shareholders have interests in the merger transactions as employees and/or directors of Maxxim, or as shareholders with a continuing equity interest in Maxxim and Circon, that are different from, or in addition to, yours as a Maxxim shareholder. In particular, the Continuing Shareholders will not receive $26 per share, in cash, for all of their Maxxim shares, and will remain shareholders of Maxxim and will become shareholders of Circon. In addition, the Continuing Shareholders have entered into an investor participation agreement with Fox Paine Maxxim that would provide the Continuing Shareholders with a number of benefits after the merger. The material benefits, in addition to continued participation in the ownership of equity and stock options, are loans to cover the taxes due on the cash received from the conversion of the shares used to purchase Circon shares, employment agreements and cash and equity incentive compensation for those Continuing Shareholders who are members of Maxxim's senior management team, including participation in a special bonus program established by Maxxim valued at $3,633,000 in the aggregate and a special bonus program established by Circon valued at up to $5,400,000 in the aggregate. These benefits, and other provisions contained in the investor participation agreement, are described on pages __ to __ under "Special Factors -- Interests of Certain Persons in the Merger."

                  When making the determination to approve and recommend approval of the merger transactions to Maxxim's public shareholders, both the Maxxim board and the special committee of independent directors appointed to review the proposed merger were aware of the interests of the Continuing Shareholders and considered these interests together with the other factors described under "Special Factors -- Recommendations of the Special Committee and the Full Maxxim Board."


REGULATORY APPROVALS (PAGE __)


                  In order to complete the merger, Maxxim and Fox Paine Maxxim were required to make certain filings with and receive authorizations from the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under federal antitrust laws. These filings were made and the authorization has been received.


                          HISTORICAL MARKET INFORMATION


                Maxxim's common stock is traded on the New York Stock Exchange under the symbol "MAM." The following table sets forth the high and low sale prices on the New York Stock Exchange for the Maxxim shares for the periods indicated:


                                                                                  HIGH               LOW
                                                                                  ----               ---
FISCAL YEAR ENDED NOVEMBER 2, 1997:
First Quarter                                                                     15 1/8             12 1/4
Second Quarter                                                                    16                 12 5/8
Third Quarter                                                                     19 5/16            13 1/4
Fourth Quarter                                                                    26                 19 1/2

FISCAL YEAR ENDED NOVEMBER 1, 1998:
First Quarter                                                                     24 15/16           19 1/2
Second Quarter                                                                    28 15/16           22 1/8
Third Quarter                                                                     29 3/8             22 7/8
Fourth Quarter                                                                    26 15/16           16 1/8

FISCAL YEAR ENDING OCTOBER 31, 1999:
First Quarter                                                                     30 5/8             24 7/16
Second Quarter                                                                    27 15/16           15 1/2
Third Quarter                                                                     23 13/16           14 15/16
                                                                                  ========           ========
Fourth Quarter (through ____________, 1999)



                  As of __________, 1999, there were ____ holders of record of Maxxim's common stock. Maxxim estimates that there are approximately ______ beneficial holders of Maxxim's common stock.

                  Maxxim has never paid cash dividends on its common stock. Maxxim's present credit facility prohibits payments of dividends. In addition, under the terms of the merger agreement, Maxxim is not permitted to declare or pay dividends on the common stock during the term of the agreement.

                  On June 11, 1999, the last full trading day prior to the announcement of the execution of the merger agreement, the last reported sales price of Maxxim shares on the NYSE was $19.875 per share. On ____________________ , 1999, the last reported sales price of the shares was $
___________ per share. Shareholders are urged to obtain a current market quotation for the shares.

                  In March 1998, Maxxim completed a public offering of 4,025,000 shares of its common stock at a price to the public of $24.00 per share, including 525,000 shares pursuant to the underwriters' exercise of the overallotment option. After deducting offering costs and commissions, Maxxim received net proceeds of approximately $91,418,000.

                  In May 1997, pursuant to Maxxim's Senior Management Stock Purchase Plan, the Management Investors purchased at $13.00 per share (the closing sale price of the common stock on the New York Stock Exchange on April 30, 1997) the shares set forth opposite their names in the table below:


NAME                                                                                        SHARES PURCHASED
----                                                                                        ----------------
Kenneth W.  Davidson...................................................                      100,000 shares
Peter M.  Graham.......................................................                       50,000 shares
Jack F.  Cahill........................................................                       44,000 shares
David L.  Lamont.......................................................                       39,000 shares
Alan S.  Blazei........................................................                       39,000 shares
Henry T.  DeHart.......................................................                       39,000 shares
Joseph D.  Dailey......................................................                       28,000 shares
Suzanne R.  Garon......................................................                        7,000 shares


                  Since the beginning of fiscal 1997, certain of the Continuing Investors have made the following additional purchases of Maxxim shares, all of which were pursuant to stock option exercises, except for those marked with an "*":



        NAME                                          DATE             SHARES PURCHASED                PRICE
        ----                                          ----             ----------------                -----

Kenneth W.  Davidson                                 8/31/98                 5,000                    $    13.39
Kenneth W.  Davidson                                10/27/97                 3,000                    $    12.96
Peter M.  Graham                                    10/23/98                 4,000                    $    13.39
Peter M.  Graham                                    10/31/97                 3,000                    $    12.96
Alan S.  Blazei                                      7/20/98                 3,000                    $    13.39
Alan S.  Blazei                                      9/19/97                 3,000                    $    12.96
David L.  Lamont                                     8/31/98                 3,000                    $    13.39
David L.  Lamont                                    10/27/97                 3,000                    $    12.96
Jack F.  Cahill                                      7/28/98                   800                    $    15.40
Jack F.  Cahill                                      7/28/98                 1,800                    $    10.73
Joseph D.  Dailey                                    10/8/98                 1,000                    $    13.39
Ernest J.  Henley                                    6/12/98                 8,000                    $    11.48


        NAME                                          DATE             SHARES PURCHASED                PRICE
        ----                                          ----             ----------------                -----
Ernest J.  Henley                                    6/12/98                 3,000                    $    10.73
Ernest J.  Henley                                   10/30/97                 3,000                    $    12.96
Ernest J.  Henley                                   10/30/97                 3,000                    $    15.40
Ernest J.  Henley*                                    7/7/97                 2,000                    $    19.25
Davis C.  Henley*                                     3/4/99                 5,000                    $    17.25


                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


                  Our selected historical consolidated financial information for the five fiscal years 1998, 1997, 1996, 1995 and 1994 set forth below has been derived from our audited consolidated financial statements. The financial information for the nine-month periods ended August 1, 1999 and August 2, 1998, has been derived from unaudited consolidated financial statements. The unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year. The financial data should be read in conjunction with the financial statements and related notes that have been filed with the Securities and Exchange Commission. See "Incorporation of Certain Documents by Reference."



                                                                                                     Nine Months Ended
                                                             Fiscal Year Ended                     August 1,   August 2,
                                           -----------------------------------------------------   ---------------------
                                             1998       1997       1996       1995        1994        1999        1998
                                           ---------  ---------  ---------  ---------  ---------   ---------   --------
                                                               (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
     Net sales.........................    $ 522,516  $ 529,522  $ 399,836  $ 265,726  $ 191,382   $ 485,367   $389,018
     Cost of sales.....................      381,638    397,691    294,164    186,495    129,569     324,327    285,891
                                           ---------  ---------  ---------  ---------  ---------   ---------   --------
     Gross profit......................      140,878    131,861    105,672     79,231     61,813     161,040    103,127
     Operating expenses................       94,410     90,101     77,980     60,329     48,390     109,947     69,125
     Nonrecurring charges (1)..........           --         --         --     10,845         --       3,371         --
                                           ---------  ---------  ---------  ---------  ---------   ---------   --------
     Income from operations............       46,468     41,760     27,692      8,057     13,423      47,722     34,002
     Interest expense, net.............      (13,998)   (22,145)   (13,143)    (4,088)    (2,059)    (19,940)   (10,382)
     Other income, net.................        1,620      2,751        583      1,014        859         299        514
                                           ---------  ---------  ---------  ---------  ---------   ---------   --------
     Income before income taxes (2)....       34,090     22,366     15,132      4,983     12,223      28,081     24,134
     Income taxes......................       14,454      9,485      6,422      2,054      4,538      12,228     10,220
     Changes in accounting for
       income taxes....................           --         --         --         --        380          --         --
                                           ---------  ---------  ---------  ---------  ---------   ---------   --------

     Net income........................    $  19,636  $  12,881  $   8,710  $   2,929  $   8,065   $  15,853   $ 13,914
                                           =========  =========  =========  =========  =========   =========   ========

     Basic earnings per share (3)(4)...    $    1.55  $    1.55  $    1.08  $    0.36  $    1.10   $    1.11   $   1.15
                                           =========  =========  =========  =========  =========   =========   ========

     Diluted earnings per share (3)(4).    $    1.50  $    1.42  $    1.02  $    0.36  $    1.05   $    1.09   $   1.11
                                           =========  =========  =========  =========  =========   =========   ========



                                                                                                      Nine Months Ended
                                                             Fiscal Year Ended                     August 1,    August 2,
                                           -----------------------------------------------------   ---------   ----------
                                             1998       1997       1996       1995        1994        1999         1998
                                           ---------  ---------  ---------  ---------  ---------   ---------   ----------
                                                                            (In Thousands)
BALANCE SHEET DATA:
     Working capital.................      $ 108,918  $  99,815  $ 122,086  $  73,286  $  82,886   $ 141,554   $ 99,317
     Total assets....................        468,051    424,046    465,347    264,490    165,416     754,806    440,241
     Long-term liabilities (includes
       current portion):
       Capital leases and other......          7,883      6,433      5,269      2,421      1,684       8,770     10,882
       Bank debt.....................         13,800     91,300    128,590     76,987         --     254,700         --
       Convertible debentures........             --     23,352     28,750     28,750     28,750          --         --
       Senior notes..................        100,000    100,000    100,000         --         --     100,000    100,000
     Shareholders' equity............        272,909    137,928    123,556    116,351    111,470     284,413    262,679
     Book value per share, diluted...      $   20.79  $   14.03  $   12.53  $   11.81  $   12.43   $   19.48   $  20.77


                                                                                                      Nine Months Ended
                                                             Fiscal Year Ended                     August 1,     August 2
                                           -----------------------------------------------------   ---------   ----------
                                             1998       1997       1996       1995        1994        1999         1998
                                           ---------  ---------  ---------  ---------  ---------   ---------   ----------
PERFORMANCE MEASUREMENT:
     Revenue growth..................         (1.3)%     32.4%      50.5%      38.8%      47.5%       24.8%       (2.3)%
     Pre-tax income as a % of total
       revenue.......................          6.5%       4.2%       3.8%       1.9%       6.4%        5.8%        6.2%
     Effective income tax rate.......         42.4%      42.4%      42.4%      41.2%      37.1%       43.5%       42.3%
     Net income as a % of total
       revenue.......................          3.8%       2.4%       2.2%       1.1%       4.2%        3.3%        3.6%
     Return on average Shareholders'
       equity........................          9.6%       9.8%       7.3%       2.6%       9.0%        5.7%        6.9%
     Total debt as a % of debt, plus
       equity........................         30.8%      61.6%      68.0%      48.2%      21.4%       56.1%       29.7%
     Working capital ratio...........          2.7x       2.3x       2.4x       2.4x       4.5x        2.2x        2.6x


(1)  Nonrecurring charges includes the following:

     a. August 1, 1999 expenses related to Maxxim's sales force restructuring and the acquisition and integration of Circon.

     b. Fiscal 1995 expenses related to the formation of Maxxim's Case Management division.
(2) Income before income taxes includes the following nonrecurring charges and benefits:
     a. A pre-tax gain in fiscal 1997 of $1.5 million from the sale of equity securities.
     b. Pre-tax charges in fiscal 1996 of $3.5 million relating to the acquisition of Sterile Concepts.
     c. Pre-tax charges in fiscal 1995 of $10.8 million related to the formation of Maxxim's Case Management division.

(3) For information concerning calculation of earnings per share, see Note 1 of the Notes to Consolidated Financial Statements. Maxxim has restated all previous earnings per share data to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

(4) Fiscal 1994 basic and diluted earnings per share exclude $.05 and $.04 adjustments respectively, to reflect the change in accounting for income taxes.

                                 SPECIAL FACTORS

STRUCTURE OF THE TRANSACTIONS; TRANSACTION PARTICIPANTS

                  We propose a two-part transaction involving the sale by Maxxim of its Circon Corporation subsidiary to Fox Paine Circon, an affiliate of Fox Paine, and the merger of Fox Paine Maxxim into Maxxim, with Maxxim surviving this merger and continuing its businesses (other than Circon's businesses). These transactions will have several important effects, including:

                  - The current shareholders of Maxxim, other than the Continuing Shareholders (and other than shareholders who perfect appraisal rights) will receive $26 per share in cash for their Maxxim shares (and the associated preferred stock purchase rights) and will no longer have any interest in, and will not be shareholders of Maxxim or Circon.


                  - Each outstanding option to purchase Maxxim shares (other than certain options held by Continuing Shareholders) will be canceled in exchange for a cash payment for each Maxxim share subject to the option equal to the excess of $26.00 over the per share exercise price of the option. Options held by the Continuing Shareholders will either be canceled and the cash proceeds reinvested in Maxxim shares, or canceled without payment and replaced by options to purchase Fox Paine Circon shares. See "Interests of Certain Persons in the Merger Treatment of Continuing Shares and Options."


                  - After the merger, Maxxim and Circon will be separate companies, will be capitalized separately, and will pursue separately their respective business strategies.


                  - Immediately after the merger, Maxxim will be owned approximately 85% by the Fox Paine Investors and approximately 15% by the Continuing Shareholders described below, and Circon will be owned approximately 89% by the Fox Paine Investors and approximately 11% by the Continuing Shareholders (in both cases, before giving effect to the exercise of any stock options or warrants). After giving effect to the exercise of warrants and options, the Continuing Shareholders will own approximately 30% of Maxxim and 28% of Fox Paine Circon, and Fox
                           Paine will own more than a majority of each company.


                  - The Maxxim shares will no longer be listed on the New York Stock Exchange and price quotations with respect to sales of Maxxim shares in the public market will no longer be available. The registration of the Maxxim shares under the Securities Exchange Act of 1934 will be terminated, and Maxxim will cease filing reports with the SEC.

                  Eight members of Maxxim's senior management and two other shareholders (one is a non-employee director of Maxxim and the other is a vice president and significant shareholder) are participating in the merger transactions together with Fox Paine and will be treated differently than the rest of Maxxim's shareholders. These 10 individuals are referred to throughout this proxy statement as the "Continuing Shareholders," and the eight Continuing Shareholders who are members of Maxxim's senior management are referred to throughout this proxy statement as the "Management Investors." None of the Continuing Shareholders served as a member of the special committee of independent directors formed, among other things, to evaluate the transaction. The members of the special committee were Maxxim directors Donald
R. DePriest, Martin Grabois, Richard O. Martin and Henk R. Wafelman. The following table lists the Continuing Shareholders and their current occupations. Those noted with an "*" are also "Management Investors."



                            NAME                                                 CURRENT OCCUPATION
                            ----                                                 ------------------

Kenneth W.  Davidson *                                         Chairman of the Board, President and Chief Executive
                                                               Officer of Maxxim

Peter M.  Graham *                                             Senior Executive Vice President, Chief Operating
                                                               Officer and Secretary of Maxxim

David L.  Lamont *                                             Executive Vice President, Research and Development of
                                                               Maxxim

Alan S.  Blazei *                                              Executive Vice President, Controller and Treasurer of
                                                               Maxxim

Henry T.  DeHart *                                             Executive Vice President, Manufacturing Operations of
                                                               Maxxim

Joseph D.  Dailey *                                            Executive Vice President, Information Services of
                                                               Maxxim

Jack F.  Cahill *                                              Executive Vice President, Sales and Marketing of
                                                               Maxxim

Suzanne R.  Garon *                                            Executive Vice President, Human Resources of Maxxim


Ernest J.  Henley                                              Director of Maxxim; Professor of Chemical Engineering
                                                               at the University of Houston

Davis C.  Henley +                                             Vice President of Maxxim
----------------------

+        Davis C. Henley is the son of Ernest J. Henley.



                  For additional details on the terms and structure of the merger and the merger transactions, please see pages __ through __ under "The Merger -- Terms of the Merger," for additional detail on the Continuing Shareholders and their participation in the merger transactions, please see pages __ through __ under "Special Factors -- Interests of Certain Persons in the Merger" and for additional details on Fox Paine and its participation in the merger transactions, please see pages __ through __ under "Information about the Transaction

Participants - Fox Paine Medic Acquisition Corporation and the Other Fox Paine Entities and Investors."


BACKGROUND OF THE MERGER


                  From time to time beginning in the spring of 1997, Fox Paine has been in contact with members of Maxxim's senior management to discuss Fox Paine's interest in pursuing some form of acquisition of or significant investment in Maxxim, and to engage in preliminary due diligence. Saul A. Fox, Chief Executive Officer of Fox Paine, first indicated to Kenneth W. Davidson, Chairman, President and Chief Executive Officer of Maxxim, his interest in a possible transaction in the spring of 1997. In the course of these discussions, Fox Paine made proposals to Maxxim to engage in such transactions. None of these discussions resulted in formal negotiations or contemplated a price per share in excess of the $26 per share price of the merger.


                  Between July 1997 and August 1998, the Maxxim board discussed among themselves various alternatives for maximizing shareholder value, including a management-led leveraged buyout transaction, a self-tender offer for a portion of the outstanding shares, a sale of Maxxim, a special dividend and a sale of parts of Maxxim; however, these discussions did not result in any formal negotiations with a third party and no other proposals were received during this period from any third party.

                  In August 1998, Fox Paine renewed its interest in some form of business combination with Maxxim and forwarded a letter to Mr. Davidson indicating its interest in acquiring the stock of Maxxim at a price of $24.25, with Maxxim's senior management retaining an equity interest in Maxxim, and requesting an exclusive period to perform due diligence. Mr. Davidson presented the proposal to Maxxim's board on September 8, 1998, and after careful consideration the board instructed Mr. Davidson to continue discussions with Fox Paine and to determine if a higher price was available. On September 11, 1998, the board met again to receive an update on the status of the discussions with Fox Paine. Mr. Davidson advised the board that Fox Paine had increased its proposal to $25.00 per share and renewed its request for a short exclusivity period. The board determined not to execute any agreement at that time, but directed Mr. Davidson to continue his discussions with Fox Paine. Thereafter, Maxxim's senior management met with Fox Paine and certain of its potential financing sources, the parties exchanged financial information and senior executives of the respective companies met to discuss the general terms of the proposal. Negotiations ceased in late September, because, at that time, Maxxim's stock price had risen above Fox Paine's proposed purchase price.


                  From October 1998 through February 1999, executives of Fox Paine periodically contacted members of Maxxim's senior management to discuss Fox Paine's continuing interest in pursuing some form of acquisition transaction or significant investment in Maxxim. None of these discussions resulted in formal negotiations or contemplated a price per share in excess of the $26 per share price of the merger.


                  In early March, Mr. Paine advised Mr. Davidson of Fox Paine's continuing interest in an acquisition of or a significant investment in Maxxim. Mr. Paine indicated that Fox

Paine would be interested in retaining senior management and having them retain an equity interest in Maxxim and was prepared to commence a due diligence investigation of Maxxim and to engage in substantive discussions with Maxxim regarding such a potential transaction immediately. On March 5, 1999, at a Maxxim board meeting, Mr. Davidson advised the Maxxim board of the interest expressed by Mr. Paine. At the meeting, various alternatives for maximizing shareholder value were discussed among the board members, including a potential transaction with Fox Paine, a management-led leveraged buyout transaction, a self-tender offer for a portion of the outstanding shares, a sale of Maxxim, a special dividend and a sale of parts of Maxxim. The board elected to defer any action for one week. In a letter dated March 10, 1999, Fox Paine proposed the acquisition of Maxxim for $25.00 per share in a recapitalization transaction, provided that Fox Paine be given a 30 day exclusive negotiating period. The Maxxim board met on March 12, 1999 to discuss the proposal. After careful consideration, and with Mr. Davidson abstaining, the board unanimously directed Mr. Davidson to execute the letter, provided that the exclusivity period be shortened to 14 days, to permit Fox Paine to conduct due diligence in support of a proposal to acquire the stock of Maxxim at $25.00 per share. Shortly thereafter, Fox Paine and its financing sources began their due diligence investigation.


                  In late March 1999, upon completion of Fox Paine's initial due diligence, Mr. Paine advised Mr. Davidson that Fox Paine was prepared to negotiate a transaction in which Maxxim's public shareholders would receive $24 per share in cash. After consultation with the Maxxim board, Mr. Davidson told Mr. Paine that Maxxim would not consider any offer of less than $25 per share. On April 8, 1999, Fox Paine revised its proposal, and proposed to acquire Maxxim in a recapitalization transaction in which Maxxim's public shareholders would receive $25 per share, in cash, and members of Maxxim's senior management team and certain directors would participate with a continuing interest in Maxxim. Fox Paine requested that Maxxim agree to negotiate with Fox Paine on an exclusive basis and agree not to solicit, negotiate, encourage or otherwise discuss a change in control transaction with any other person prior to April 30, 1999. Fox Paine's proposal also required that Maxxim agree to reimburse Fox Paine for up to $800,000 in expenses and, in the event that on or before April 30, 1999, Fox Paine were to reaffirm its willingness to engage in the $25 per share transaction, but Maxxim would not agree to such a transaction and later were to agree to a change in control transaction with a third party at any time before April 30, 2000, to pay Fox Paine a fee of $2 million.


                  On April 9, 1999, the Maxxim board formed a special committee composed of four non-interested directors to review and consider Fox Paine's proposal. The four members of the special committee were: Donald R. DePriest, Martin Grabois, Richard O. Martin and Henk R. Wafelman. The Maxxim board formed the special committee at this time because prior to the formation of the special committee, Fox Paine had only been permitted to conduct due diligence. The directors, none of whom was a member of the management team except Mr. Davidson, believed that a special committee would not be necessary until such time as Fox Paine's due diligence was substantially complete and the parties were prepared to negotiate the terms of the definitive agreement between Fox Paine and the Company. The members of the special committee, along with all other directors (other than Mr. Davidson, who abstained) authorized

Maxxim to agree to the exclusivity, fee and expense arrangements requested by Fox Paine. The parties then executed a letter reflecting these arrangements. Thereafter, and through the end of April, Fox Paine continued its due diligence of Maxxim.

                  The special committee then engaged Lazard Freres & Co. LLC as its financial advisor and also engaged Preston Gates & Ellis LLP as its legal counsel. During the week of April 19, 1999, immediately following this engagement, Lazard Freres and Preston Gates conducted due diligence.

                  Following the formation of the special committee, Fox Paine delivered a proposed merger agreement to the special committee's financial and legal advisors. The terms of the merger agreement proposed by Fox Paine included a "no solicitation" covenant which would prohibit Maxxim from, among other things, engaging in discussions with any person with respect to any competing transaction unless the Maxxim board determined that failure to take such action would constitute a breach of fiduciary duty. The terms of the proposed merger agreement further provided that if the merger agreement were terminated for certain reasons, including by Maxxim to accept a superior offer, Maxxim would pay to Fox Paine a termination fee of $25 million and reimburse its expenses. Fox Paine advised the special committee that it would not participate in any auction process.

                  On April 26, 1999, executives of Fox Paine, together with its legal counsel, met with Lazard Freres and Preston Gates to discuss the price, structure and proposed financing of the proposed transaction and to discuss financial information relating to Maxxim and to the proposed financing.

                  On the evening of April 27, 1999, the special committee met with its financial and legal advisors to receive a preliminary report from Lazard Freres regarding its analysis of Maxxim and the proposed purchase price of $25 per share and the terms of the proposed merger. On the following morning, the special committee again met with its financial and legal advisors and determined that it would be in the best interests of the shareholders of Maxxim to explore whether unaffiliated third parties had an interest in the possible acquisition of Maxxim. The special committee also determined that it was not advisable to negotiate the proposed merger agreement with Fox Paine until such time as more information was available regarding the price which unaffiliated third parties might be willing to pay to acquire Maxxim.

                  The recommendations of the special committee were communicated to the Maxxim board on April 28, 1999, and on the basis of that recommendation, the Maxxim board decided to allow the Fox Paine proposal to expire and the special committee was disbanded. The Maxxim board determined to further explore with Lazard Freres Maxxim's options for maximizing shareholder value. Fox Paine indicated that while it remained interested in negotiating the purchase of Maxxim, it was not willing to participate in an auction process.

                  At a meeting held on May 3, 1999, the Maxxim board reviewed various alternatives for maximizing shareholder value, including a management-led leveraged buyout transaction, a self-tender offer for a portion of the outstanding shares, a sale of Maxxim, a special dividend and a sale of parts of Maxxim. It then authorized Lazard Freres to initiate a confidential limited auction process to determine the interest of unaffiliated third parties in an acquisition of Maxxim.

                  Beginning on May 7, 1999, Lazard Freres contacted ten unaffiliated third parties regarding their interest, if any, in considering a possible acquisition of Maxxim. Eight of the parties contacted were potential strategic buyers and the other two were potential financial buyers other than Fox Paine. The eight strategic buyers were chosen based on Lazard Freres' and management's review of the potentially interested parties including (i) potential strategic fit with Maxxim and (ii) competitive issues such as whether discussions with any potentially interested party might result in a competitor receiving competitively sensitive information or otherwise present other potential significant issues. The two financial buyers were chosen based on Lazard Freres' knowledge of, discussions with and recent transaction experience of these two firms in the healthcare sector.

                  Of the ten parties contacted by Lazard Freres, five expressed an interest in receiving information concerning Maxxim and engaging in further discussions. Four of the parties executed confidentiality agreements and were sent information concerning Maxxim, including certain financial projections described on page __ under "Certain Projections" that were based upon projections that had been developed by Maxxim and its advisors in connection with its acquisition of Circon and subsequently updated, and which were provided to Fox Paine and Lazard Freres. Only two initial responses, both from potential financial buyers, were received by the May 26, 1999 deadline set for indications of interest. The ranges of these indications of interest were $23.00 to $26.00 and $25.00 to $27.50 per share, and each indication of interest was subject to various conditions including due diligence, financing, the establishment of appropriate management incentive programs and necessary approvals. Three strategic buyers indicated that they would have been interested in acquiring parts of Maxxim, but none of these strategic buyers were interested in purchasing Maxxim as a whole due to a lack of strategic fit across business lines.

                  On May 28, 1999, Lazard Freres reviewed the results of the process with the Maxxim board. Following the discussion, the Maxxim board decided to re-establish the special committee (composed of the same individuals as previously) with the authority to negotiate a possible sale of Maxxim with Fox Paine or any other potential buyer. On June 2, 1999, the special committee engaged Wolf, Block, Schorr and Solis-Cohen LLP to serve as its legal counsel and Lazard Freres' retention was continued.

                  On June 3, 1999, at a telephonic meeting of the special committee, the members of the special committee reviewed the results of the process which had been conducted by Lazard Freres and the history of the prior discussions with Fox Paine. The special committee believed that, in comparison with the indications of interest received, the Fox Paine proposal could be negotiated and consummated in a rapid time frame, thus exposing Maxxim to minimal market and business risk. The special committee considered the facts that (i) no strategic buyer had submitted an indication of interest for all of Maxxim, (ii) the sale of pieces of Maxxim was likely to be an extremely time consuming process which would cause disruption to the operation of the business and have an adverse effect on financial performance and there was no indication that such a sale would be superior to a sale of Maxxim as a going concern, and (iii) there was no assurance that either of the financial buyers who had expressed an interest in Maxxim would make a definitive offer, that any such offer would be superior to Fox Paine's, or that any such offer could be consummated. The special committee compared the foregoing facts with the facts that Fox Paine and its debt financing sources had completed their due diligence review (which was not the case with the other potential financial buyers) and were in a position to proceed to negotiate a definitive agreement rapidly, and that Fox Paine had stated that it would not participate in an auction process. Based upon such considerations, the special committee determined that it would be advisable to contact Fox Paine to inform them that the special committee was prepared, for a short period of time, to negotiate the terms of a recapitalization transaction with Fox Paine without further engaging in a formal auction process provided that the purchase price must be improved beyond the $25.00 which previously had been offered, the termination fee must be significantly reduced, and the merger agreement must include an acceptable "fiduciary out" provision regarding competing transactions. On June 4, Lazard Freres contacted Fox Paine and advised them of the special committee's decision and discussed the parameters of a potential transaction. Subsequently, a proposed merger agreement was delivered to Fox Paine and its legal advisors by the special committee's advisors.


                  Negotiations between Fox Paine and its advisors and the advisors to the special committee concerning the price, structure and other terms of the merger agreement continued from June 6 through June 12. Also during this period, Fox Paine negotiated the terms of the investor participation agreement and related term sheet with the Continuing Shareholders.

                  On June 6, 1999, Fox Paine stated that it was not prepared to increase the purchase price beyond $25.00 per share with the proposed two-step tender offer and merger structure, but that Fox Paine would increase the price to $25.50 per share if the transaction did not entail a bridge financing and the related expense, for example through the use of a one-step merger structure.

                  On June 7, 1999, Fox Paine's legal advisors provided a draft merger agreement which incorporated the one-step merger proposal, included the same "no solicitation" covenant that had been included in Fox Paine's April draft merger agreement and provided for a $22.5 million termination fee, plus expenses.


                  On June 8, 1999, the special committee held a meeting with its financial and legal advisors to discuss the terms of the Fox Paine counter proposal. The special committee concluded that it was not prepared to approve an offer at that point in time of less than $26.00 per share. The special committee instructed Wolf Block and Lazard Freres to meet with Fox Paine and its advisors to determine whether it would be possible to agree upon the terms of a fully financed transaction which (i) provided shareholders with at least $26.00 per share in cash, (ii) provided firm financing commitments, with bridge financing if necessary, (iii) provided for a lower termination fee and (iv) would not preclude third parties from making a bid for Maxxim.

                  On June 9, 1999, Lazard Freres and Wolf Block met with Fox Paine and its legal advisor to negotiate the terms of the merger agreement. Following the meeting, Lazard Freres and Wolf Block advised the members of the special committee that several issues were not resolved, including issues relating to the conditionality of Fox Paine's financing commitments and the magnitude of the termination fee, but that there had been significant progress on many of the issues that were of the greatest concern to the special committee, including those identified in clauses (i) through (iv) of the preceding paragraph. Lazard Freres and Wolf Block also advised the special committee that Fox Paine had stated that it would be prepared to pay $26 per share subject to resolution of any remaining issues, but that it would not be willing to enter into a transaction that provided Fox Paine with a break-up fee (and expense reimbursement) of less than $1.25 per share. The members of the special committee directed Wolf Block and Lazard Freres to continue to negotiate the terms of the merger agreement, including the terms of Fox Paine's financing commitments. The special committee emphasized to its advisors the importance of a fully financed proposal which, in the committee's view, should include bridge financing and have as few contingencies as reasonably practicable.

                  From June 10, 1999 through June 13, 1999, Lazard Freres and Wolf Block continued to negotiate a merger agreement with Fox Paine and its representatives, including price, financing terms, termination fees and terms of the non-solicitation provisions.

                  On June 13, 1999, the special committee held a meeting with its financial and legal advisors to consider the form of merger agreement and related terms which had been negotiated with Fox Paine. At this meeting, Wolf Block reviewed with the special committee the terms and conditions of the proposed merger agreement and Fox Paine's financing commitments, as well as other legal issues relating to the proposed merger. Lazard Freres made a detailed financial presentation and delivered to the special committee its opinion that, as of June 13, 1999, the $26 per share cash merger consideration was fair, from a financial point of view, to Maxxim's public shareholders (other than the Continuing Shareholders).

                  The members of the special committee discussed the terms of the proposed merger agreement in detail and concluded, based upon the negotiations to date, that the $26 per share price was the highest price that Fox Paine would be willing to pay, the terms of the "no-solicitation" covenant permitted Maxxim to negotiate with a party who made an unsolicited proposal for a competing acquisition transaction under acceptable circumstances, and Fox Paine's financing commitments were sufficiently firm. The special committee also reviewed the terms and effects of the voting agreements and the investor participation agreement and considered the participation of the Continuing Shareholders in the proposed merger generally. After considerable discussion, the special committee unanimously determined that the terms of the merger are advisable, fair to and in the best interests of Maxxim's public shareholders (other than the Continuing Shareholders), recommended that the Maxxim board approve the merger agreement and the transactions contemplated thereby and determined that the Maxxim board should recommend that the shareholders of Maxxim approve the merger agreement.


                  The special committee meeting was followed immediately by a meeting of the full Maxxim board to consider the merger agreement. The special committee, with its legal and financial advisors participating, reported to the Maxxim board on its review of the merger agreement and the related financing commitments and the special committee's recommendation of the proposed transaction as advisable, fair to and in the best interests of Maxxim's public shareholders (other than the Continuing Shareholders). Wolf Block and Lazard Freres repeated their presentations, and Lazard Freres delivered its opinion to the Maxxim board that, as of June 13, 1999, the $26 per share cash merger consideration was fair, from a financial point of view, to Maxxim's public shareholders (other than the Continuing Shareholders). After receiving the recommendation of the special committee, the Maxxim board unanimously determined that the terms of the merger agreement are advisable, fair to and in the best interests of the shareholders of Maxxim, approved the merger agreement and the transactions contemplated thereby and recommended that Maxxim's shareholders approve the merger agreement. Following the meeting of the Maxxim board, Fox Paine Maxxim and Maxxim executed the merger agreement, and Fox Paine Maxxim and the Continuing Shareholders executed the investor participation agreement and the voting agreements.


CERTAIN PROJECTIONS

                  Maxxim does not as a matter of course make public projections as to its future performance or earnings. However, in connection with the discussions concerning the proposed merger, Maxxim furnished to Fox Paine, and in connection with the Maxxim board's solicitations of interest in May of 1999, Maxxim furnished to certain interested parties, projections as to Maxxim's future financial performance.


                  The distributed projections included projections of revenues, earnings before interest, taxes, depreciation and amortization (EBITDA) and net income for Maxxim on a consolidated basis of $740.4 million, $118.2 million and $30.9 million, respectively, in 2000; $775.0 million, $123.5 million and $36.5 million, respectively, in 2001; $811.3 million, $128.9 million and $41.3 million, respectively, in 2002; and $849.3 million, $134.6 million and $46.5 million, respectively, in 2003. Maxxim had also provided pro forma forecasts of revenues, EBITDA and net income for 1999, which it lowered since signing the merger agreement to $655.6 million, $101.0 million, and $21.8 million, respectively, based on Maxxim's fiscal year to date performance through August 1, 1999. In late 1998, in connection with Maxxim's acquisition of Circon, Maxxim and its financial advisors had prepared certain other projections of Maxxim's future financial performance, which were shared with Fox Paine. These projections, which were later updated to the distributed projections described above, indicated revenues, EBITDA and net income that were 4.4% to 5.4%, 0.6% to 1.6% and 0.3% to 2.6% higher, respectively, than indicated in the distributed projections for the 2000-2003 period.


                  When results for the second quarter of fiscal 1999 became available during the first week of June, before the execution of the merger agreement, based on those results Maxxim lowered its revenue projections for the 2000 - 2003 period by approximately .9% for each year, its EBITDA projections for the 2000 - 2003 period by between 3.4% and 3.6% per year and its net earnings projections for the 2000 - 2003 period by between 3.6% and 8.5% per year, in each case from the distributed projections.

                  During the course of its evaluation of the proposed transaction, Fox Paine indicated to Maxxim and its management that in developing its own projections, Fox Paine assumed that revenues would be .8% to 1.1% lower than indicated in the distributed projections for each year in the 2000 - 2003 period, and that EBITDA would be 2.1% to 3.1% higher each year than indicated in the distributed projections for each year in the 2000 - 2003 period.

                  Important Information About the Projections. The projections referred to above were not prepared with a view to public disclosure, and are included in this proxy statement only because such information was made available to Fox Paine and to certain interested parties. The projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections. While presented with numeric specificity, the projections reflect numerous assumptions made by Maxxim's management with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed interest expense and effective tax rates consistent with historical levels for Maxxim, all of which are difficult to predict, many of which are beyond Maxxim's control and none of which were subject to approval by Fox Paine or any of the interested parties who received them. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that Maxxim, any recipient of the projections, or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Maxxim does not intend to further update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.



RECOMMENDATION OF THE SPECIAL COMMITTEE AND OF THE FULL MAXXIM BOARD; FAIRNESS OF THE MERGER

Recommendation of the Special Committee and the Full Maxxim Board

                  The special committee has unanimously recommended that the Maxxim board approve the merger agreement and the transactions contemplated thereby. Both the special committee and the full Maxxim board have unanimously determined that the terms of the merger are advisable, fair to and in the best interests of Maxxim's public shareholders (other than the Continuing Shareholders) and determined that the Maxxim board should recommend that the Maxxim shareholders approve the merger agreement.

                  In recommending approval of the merger agreement, the special committee considered a number of factors, including:

                  The results of operations, financial condition, assets, liabilities, business strategy and prospects of Maxxim and the nature of the industry in which Maxxim competes. The members of the special committee also held discussions with members of Maxxim's management regarding its business, conditions and prospects and reviewed the projections discussed above. Based upon its consideration of the operations and prospects of Maxxim, the special committee concluded that it might take a considerable period of time before the trading price of Maxxim shares would equal the $26 per share offered, if ever. The special committee believes that these conclusions based upon its analysis of the financial condition and prospects of Maxxim supported the special committee's fairness determination.

                  The opinion of Lazard Freres, dated June 13, 1999, that, as of that date, the $26 per share cash consideration to be paid in the merger is fair from a financial point of view to Maxxim's public shareholders (other than the Continuing Shareholders). The special committee also considered Lazard Freres' presentation to the special committee and the results of its solicitation of indications of interest. The special committee expressly adopted the conclusions of Lazard Freres in its determination that the merger is fair to Maxxim's public shareholders (other than the Continuing Shareholders). In its review of the analyses performed by Lazard Freres, the special committee did not weigh each of the separate analyses prepared by Lazard Freres separately, but rather considered them taken as a whole. The special committee believes that the Lazard Freres' oral presentation and its oral and written opinion supported the special committee's fairness determination.

                  The relationship of the $26 per share cash consideration to the current market price and the historical market prices for Maxxim common stock. The special committee considered the fact that the common stock had traded at prices in excess of $26 per share over the prior two years. The special committee also considered the fact that the $26 per share cash consideration represents a premium of approximately 30.8% over the per share closing price of Maxxim shares on June 11, 1999, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 53.8% over the volume weighted average trading price of the Maxxim shares over the ninety days prior to the public announcement of the merger agreement. The special committee did not consider as significant the premium (36.1%) by which the $26 per share cash consideration exceeded Maxxim's book value per share of $19.11 at May 2, 1999, and the special committee did not attempt to assess the liquidation value of Maxxim, since, based on the special committee's familiarity with Maxxim's business, the special committee did not believe that these would yield the type of premium that was proposed by the $26 proposal to purchase Maxxim as a going concern. The special committee believes that the significant premium which the $26 per share cash consideration offers to recent trading prices of the shares, coupled with the special committee's conclusion as discussed above that it might take a considerable period of time before the trading price of Maxxim's shares would equal the $26 per share offered, if ever, supported the special committee's fairness determination.

                  The fact that Lazard Freres, in its solicitation of indications of interest, did not receive any indication of interest from any strategic buyer that had an interest in acquiring all of Maxxim. Since strategic buyers often are able to offer a higher price for a company than a financial buyer due to synergies or other strategic benefits, the special committee believes that the absence of such a strategic buyer supported the special committee's fairness determination.

                  The special committee's belief that the risk and disruption to Maxxim and its operations due to the process involved with a sale of its parts was greater than the potential benefit, if any, to its shareholders. In its consideration of this factor, the special committee considered that interest in the various parts of Maxxim was limited, and that the disruption caused by any effort to sell off parts of Maxxim could have had a negative effect on the value of the other parts or of Maxxim as a whole. The special committee believed that the decision to seek a sale of Maxxim only as a whole enabled Maxxim to obtain a premium for the public shareholders without bearing the risks and uncertainties that could accompany a sale of the parts.

                  The special committee's belief that it was in the best interests of Maxxim and its shareholders to enter into a transaction that could be consummated rapidly, thus exposing Maxxim to minimal market and business risk, and that, in comparison with the parties from whom indications of interest were received, Fox Paine and its financing sources were in a position to complete a transaction in a rapid time frame. The special committee believes that these factors supported the special committee's fairness determination.

                  The statements of representatives of Fox Paine that Fox Paine would not participate in an auction of Maxxim. The special committee believed that the inability to conduct an auction in which Fox Paine would participate to have both positive and negative implications for its fairness determination. The negative implication was that if Fox Paine had been willing to participate in an auction, Maxxim might have had an opportunity to receive a higher bid. However, the special committee believed that the fact that Lazard Freres, in its solicitation of indications of interest, did not receive any indication of interest from any strategic buyer with an interest in acquiring all of Maxxim mitigated, in part, this negative factor. The positive implication was that Fox Paine had indicated that it was prepared to pay $26 per share and could complete the transaction in a short time frame, while not precluding Maxxim from responding to proposals for superior transactions that might arise even after a merger agreement had been signed.

                  The fact that approval of the merger agreement requires the affirmative vote of a majority of the outstanding Maxxim shares entitled to vote thereon and that, under

                  Texas law, Maxxim shareholders have the right to an appraisal of the value of their shares in connection with the merger. The special committee considered this to be a positive factor in its determination that the merger is fair to the public shareholders (other than the Continuing Shareholders). The special committee considered the fact that the obligation of Maxxim to consummate the merger is not conditioned upon the favorable vote of a majority of the public shareholders (other than the Continuing Shareholders). The special committee believed this to be a negative factor in its fairness determination but felt this was mitigated by the fact that the Continuing Shareholders owned, in the aggregate, only approximately 8% of the outstanding Maxxim shares.

                  The fact that the consideration to be received in the merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by Maxxim's public shareholders. The special committee believes that this factor supported the special committee's fairness determination.

                  The likelihood of the completion of the merger in light of the fact that commitments have been received by Fox Paine Maxxim and Fox Paine Circon for the funds necessary to complete the merger transactions. The special committee believes that this factor supported the special committee's fairness determination.



                  The arm's-length negotiations between the special committee and Fox Paine and their respective representatives, including that the negotiations resulted in:

                           an increase in the per share cash price to be received by Maxxim's public shareholders;

                           a reduction in the termination fee payable by Maxxim in the event the merger agreement is terminated as a result of a competing transaction;

                           a limitation in the number of events resulting in the payment of the termination fee or reimbursement of Fox Paine Maxxim's expenses;

                           Maxxim having the right to engage in negotiations with, and supply information to, a person who makes an unsolicited proposal for a competing acquisition transaction that could reasonably be expected to lead to a superior transaction (see page __ under "The Merger -- Prohibition Against Solicitation of Competing Transactions"); and

                           significant changes in the financing commitments to limit the nature of the conditions to such financing and to eliminate the liability of Maxxim with respect to such financing if the merger is not completed.


                  In view of the fact that these factors significantly benefited the public shareholders and ensured that the Maxxim board could consider a proposal for a superior transaction without a breach of the merger agreement following its execution, the special committee believes that these factors supported the special committee's fairness determination.

                  The nature of the financing commitments received by Fox Paine with respect to the merger, including the identity of the institutions providing such commitments, their knowledge of Maxxim and their proven experience in consummating transactions such as the merger and the conditions to the obligations of such institutions to fund such commitment, as well as the fact that completion of the merger will not be dependent on the ability of Fox Paine, Fox Paine Maxxim or Fox Paine Circon to raise funds through the high yield debt or other securities markets and the special committee's belief as to the strength of the financing commitments. The special committee believes that these factors supported the special committee's fairness determination.

                  The terms and effects of the voting agreements and the investor participation agreement described on pages __ through __ under "Interests of Certain Persons in the Merger," and the participation of the Continuing Shareholders in the proposed merger generally. The special committee considered these potential conflicts of interest but believed that such conflicts were mitigated by the establishment of the special committee to make an independent determination as to the fairness of the merger and to negotiate the terms of the merger agreement with representatives of Fox Paine.


                  The foregoing discussion of the information and factors considered by the special committee includes all of the material factors considered by the special committee in reaching its conclusions and recommendations but is not meant to be exhaustive. In view of the variety of factors considered in its reaching its determination, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the special committee may have given different weights to different factors.

                  In reaching its determinations referred to above, the Maxxim board considered the following factors, each of which, in the view of the Maxxim board, supported such determinations:

                  The factors referred to above as having been taken into account by the special committee.

                  The conclusions and recommendations of the special committee.

                  The fact that the $26 per share cash consideration and the terms and conditions of the merger agreement were the result of arm's-length negotiations among the special committee and Fox Paine and their respective advisors.

Fairness of the Merger

                  The Maxxim board, including the members of the special committee, also believes that the merger is procedurally fair because, among other things:

                  The special committee consisted of four non-employee, independent directors appointed to represent the interests of Maxxim's public shareholders.

                  The members of the special committee are not Continuing Shareholders.

                  The special committee retained and received advice from independent financial advisors and legal counsel.

                  The $26 per share cash consideration and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between the special committee and its representatives, on the one hand, and Fox Paine and its representatives, on the other hand.

                  The special committee, through its advisors, solicited indications of interest from potential interested parties unaffiliated with Maxxim and none of the indications of interest received from the unaffiliated parties approached provided the combination of price and degree of certainty that Maxxim believed could be achieved with Fox Paine.

                  Under Texas law and Maxxim's articles of incorporation, a plan of merger requires the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon in order to be adopted.

                  The members of the Maxxim board, including the members of the special committee, evaluated Fox Paine's proposal and the merger in light of their knowledge of the business, financial condition and prospects of Maxxim, and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Maxxim board considered in connection with their evaluation of the merger, the Maxxim board did not find it practicable to assign relative weight to any of the foregoing factors.


OPINION OF LAZARD FRERES & CO. LLC

                  Under a letter agreement, dated April 19, 1999, and amended June 11, 1999, the special committee appointed by the Maxxim board retained Lazard Freres & Co. LLC to act as its financial advisor for the merger. As part of this engagement, the special committee requested that Lazard Freres evaluate the fairness, from a financial point of view, of the price to be paid in the merger to the public shareholders of Maxxim, which was determined on the basis of arm's-length negotiations between the special committee and Fox Paine. On June 13, 1999, Lazard Freres delivered to the board of directors its oral opinion that, as of that date, $26.00 was fair from a financial point of view to the public shareholders. Lazard Freres later confirmed its oral opinion by delivering a written opinion dated June 13, 1999, which stated the considerations and assumptions upon which its opinion was based.

                  THE FULL TEXT OF THE OPINION DATED JUNE 13, 1999, WHICH EXPLAINS THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY LAZARD FRERES IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. LAZARD FRERES' WRITTEN OPINION IS DIRECTED TO THE MAXXIM BOARD AND ONLY ADDRESSES THE FAIRNESS OF THE $26.00 PER SHARE AMOUNT FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LAZARD FRERES' WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MAXXIM SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD FRERES OPINION. SHAREHOLDERS ARE URGED TO READ THE ENTIRE OPINION.

                  In arriving at its opinion, Lazard Freres, among other things:


                  - reviewed the financial terms and conditions of the draft merger agreement, dated June 10, 1999;

                  - analyzed historical business and financial information relating to Maxxim;


                  - reviewed financial forecasts referred to on page ___ under "Special Factors -- Certain Projections" and other data provided to Lazard Freres relating to Maxxim;


                  - held discussions with members of Maxxim's senior management regarding the businesses, prospects and strategic objectives of Maxxim;


                  - reviewed public information of other companies in lines of businesses that Lazard Freres believed were generally comparable to the business of Maxxim;

                  - reviewed the financial terms of business combinations involving companies in lines of businesses that Lazard Freres believed were generally comparable to the business of Maxxim;


                  - reviewed the historical stock prices and trading volumes of Maxxim common stock; and


                  - conducted other financial studies, analyses and investigations that Lazard Freres believed were appropriate.

                  Lazard Freres assumed and relied upon, without independent verification, the accuracy and completeness of all information publicly available or reviewed by or discussed with

Lazard Freres. Lazard Freres did not independently value or appraise the assets or liabilities of Maxxim and did not assume any responsibility for matters concerning the solvency of or issues relating to solvency concerning Maxxim. Lazard Freres also relied upon the advice of management of Maxxim that the financial forecasts and other information that were provided to or discussed with Lazard Freres were reasonably prepared based on the best currently available estimates and judgments of Maxxim management as to the future financial performance of Maxxim.

                  Lazard Freres also assumed, with Maxxim's consent, that the merger would be completed according to the terms of the merger agreement, without waiver of any condition contained in that agreement, and that the merger will be accounted for as a recapitalization. In addition, Lazard Freres assumed
(1) obtaining the necessary regulatory approvals for the merger will not have an adverse effect on Maxxim and (2) there were no material changes to the merger agreement as executed from the draft reviewed by Lazard Freres.

                  The following is a brief summary of the material financial analyses performed by Lazard Freres in preparing its opinion:


                  Comparable Publicly Traded Companies Analysis


                  Lazard Freres reviewed and compared the actual and estimated financial, operating and stock market information of certain companies in lines of business believed to be generally comparable to those of Maxxim in the health care industry. These companies included Arrow International, Inc., CONMED Corp., Dexter Corp., Mentor Corp., Owens & Minor, Inc. and Safeskin Corp.

                  Specifically, Lazard Freres analyzed the respective multiples of the enterprise value of these companies to their earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes for the last twelve months and for projected fiscal year 1999 and 2000, and multiples of the equity value of these companies to their net income for the last twelve months and for projected fiscal year 1999 and 2000. Their analysis indicated the following:


                                           Multiples of EBITDA
                                           -------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                        High                Low            Median                Maxxim
                                                        ----                ---            ------                ------
2000E                                                    8.3x              5.2x             6.6x                  6.6x
-------------------------------------------------------------------------------------------------------------------------------
1999E                                                    8.8x              6.2x             7.4x                  7.1x
-------------------------------------------------------------------------------------------------------------------------------
Last Twelve Months                                      10.0x              6.0x             9.0x                  7.8x
-------------------------------------------------------------------------------------------------------------------------------


                                            Multiples of EBIT
                                            -----------------

-------------------------------------------------------------------------------------------------------------------------------
                                                        High               Low             Median                Maxxim
                                                        ----               ---             ------                ------
-------------------------------------------------------------------------------------------------------------------------------
2000E                                                   10.7x              6.3x              8.0x                 9.4x
-------------------------------------------------------------------------------------------------------------------------------
1999E                                                   11.6x              7.6x              9.0x                10.4x
-------------------------------------------------------------------------------------------------------------------------------
Last Twelve Months                                      14.8x              8.5x             11.9x                11.2x
-------------------------------------------------------------------------------------------------------------------------------



                                         Multiples of Net Income
                                         -----------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                        High                Low            Median                Maxxim
                                                        ----                ---            ------                ------
-------------------------------------------------------------------------------------------------------------------------------
2000E                                                   15.0x              10.8x              11.7x              13.0x
-------------------------------------------------------------------------------------------------------------------------------
1999E                                                   18.0x              12.8x              15.3x              16.2x
-------------------------------------------------------------------------------------------------------------------------------
Last Twelve Months                                      19.8x              14.0x              15.7x              21.2x
-------------------------------------------------------------------------------------------------------------------------------



Lazard Freres then derived a range of implied per share equity values for Maxxim by applying the multiples of the comparable companies listed above to corresponding data for Maxxim prepared by Maxxim's management. Lazard Freres then narrowed those ranges by focusing on the medians of the high and low implied per share equity value ranges, which Lazard Freres determined was an appropriate measure for this analysis. The resulting implied per share equity value range was $17.45 to $33.16. As the per share merger consideration of $26.00 fell within this range, Lazard Freres concluded that this analysis supported its fairness determination.


                  Selected Precedent Transaction Analysis.


                  Lazard Freres reviewed selected publicly available financial and stock market information of 15 transactions involving the acquisition of medical supply and device companies with a product mix, growth and margin characteristics comparable to those of Maxxim, including: The Carlyle Group/EMPI Inc. (1999), Chase Capital/Donjoy (1999), Kimberly-Clark Corp./Ballard Medical Products (1998), Maxxim Medical, Inc./Circon Corp. (1998), Cardinal Health Inc./Allegiance Corp. (1998), Maxxim Medical, Inc./Winfield Medical, Inc.
(1998), Freeman Spogli & Co./Hudson Respiratory Care, Inc. (1998), Tyco International/Sherwood-Davis & Geck (1997), Conmed Corp./Linvatec Corp. (1997), Kimberly-Clark Corp./Tecnol Medical Products, Inc.(1997), Fremont Partners/Kinetic Concepts, Inc. (1997), McKesson Corp./General Medical, Inc.
(1997), Maxxim Medical, Inc./Sterile Concepts Holdings, Inc. (1996), Maxxim Medical, Inc./Medical Glove Division of Becton Dickinson (1995), and Tyco International Ltd./Kendall International, Inc. (1994).

                  Specifically, Lazard Freres analyzed the respective multiples of the transaction values for these transactions to the last twelve months' earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes for the seller in these transactions, and multiples of the equity value for these transactions to the last twelve months' net income for the seller in these transactions. Lazard Freres' analysis indicated the following:


                                       Precedent Transaction Multiples
                                       -------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                          High                     Low                   Median                Maxxim
                                          ----                     ---                   ------                ------
-------------------------------------------------------------------------------------------------------------------------------
Last Twelve Months'                      10.7x                     7.2x                   9.2x                   7.8x
EBITDA
-------------------------------------------------------------------------------------------------------------------------------

Last Twelve Months'                      14.6x                     8.6x                  11.0x                   11.2x
EBIT
-------------------------------------------------------------------------------------------------------------------------------

Last Twelve Months'                      25.3x                    14.4x                  18.2x                   21.2x
Net Income
-------------------------------------------------------------------------------------------------------------------------------

Lazard Freres then derived a range of implied per share equity values for Maxxim by applying the multiples from the precedent transactions listed above to corresponding data for Maxxim prepared by Maxxim's management. Lazard Freres then narrowed those ranges by focusing on the medians of the high and low implied per share equity value ranges, which Lazard Freres determined was an appropriate measure for this analysis. The resulting implied per share equity value range was $18.02 to $42.03. As the per share merger consideration of $26 fell within this range, Lazard Freres concluded that this analysis supported its fairness determination.

                  Premiums Paid Analysis.

                  Lazard Freres reviewed the publicly available information concerning premiums paid in eight of the selected transactions listed above, in seven selected healthcare leveraged buyout transactions and in 12 selected leveraged buyout transactions since 1998. Lazard Freres analyzed the information on these transactions using two criteria. The first criteria was the purchase price as a percentage of the 52-week high trading price and the second was the purchase price as a percentage premium to the one-month-prior trading price. Based on Maxxim's 52-week high trading price of $30.63, the implied equity value per share ranged from $24.02 to $34.76. Based on Maxxim's one-month-prior trading price of $16.00, the implied equity value per share ranged from $17.38 to $26.79. As the per share merger consideration of $26 fell within these ranges, Lazard Freres concluded that this analysis supported its fairness determination.


                  Discounted Cash Flow Analysis.


                  Lazard Freres performed a discounted cash flow analysis of the projected free cash flow of Maxxim for the years ended November 1, 1999, through November 1, 2003, based on projections provided to Lazard Freres by management of Maxxim. A discounted cash flow analysis is generally used to ascribe a present value to an anticipated future stream of cash flow, based upon assumptions relating to, among other things, prevailing market conditions, including costs of capital. As part of its analysis, Lazard Freres assumed, among other things, discount rates of 10%-12%, based on a comparable company weighted average cost of capital of 11%, and terminal multiples of earnings before interest, taxes, depreciation or amortization of 6.5x to 8.5x. Using the same discount rate range, Lazard Freres also analyzed the effects of perpetual growth of Maxxim's unlevered free cash flow, based on perpetual growth rates of 3%-5%. The following sets forth the results of Lazard Freres' analysis:


                                           Discounted Cash Flow Analysis
                                           -----------------------------

----------------------------------------------------------------------------------------------------------------------
                                           Range                    Discount Rate                Equity Value
                                           -----                    -------------                ------------
----------------------------------------------------------------------------------------------------------------------
Terminal Value                           6.5x-8.5x                     10%-12%                   $24.07-$35.15
----------------------------------------------------------------------------------------------------------------------

Perpetual Growth                           3%-5%                       10%-12%                   $22.73-$35.17
----------------------------------------------------------------------------------------------------------------------


As the per share merger consideration of $26 fell within both ranges, Lazard Freres concluded that this analysis supported its fairness determination.


                  Leveraged Buyout Analysis.


                  Lazard Freres prepared an analysis as to the consideration a leveraged buyout purchaser might be willing to pay to acquire Maxxim. This analysis was based upon the then-current economic market conditions and projections provided by management of Maxxim. Lazard Freres assumed a capital structure and a financing rate scenario consistent with the financing commitments under the proposed capital structure. Assuming internal rates of return to equity investors of approximately 24% to 30%, the per share consideration a leveraged buyout purchaser might be willing to pay for Maxxim ranged from approximately $23 to $26. As the per share merger consideration of $26 is at the top of this range, Lazard Freres concluded that this analysis supported its fairness determination.


                  Leveraged Buyout Transactions Comparables.


                  Lazard Freres reviewed selected publicly available financial and stock market information of 11 selected leveraged buyout transactions involving the acquisition of comparable companies in the healthcare industry with growth and margin characteristics determined to be comparable to those of Maxxim, including: The Carlyle Group/EMPI Inc. (1999), Chase Capital/Donjoy
(1999), Welsh, Carson, Anderson, Stowe et. al./Concentra Managed Care (1999), Madison Dearborn Partners et. al./Team Health Group (1999), Freeman Spogli & Co./Management Hudson Respiratory Corp. Inc. (1998), Bruckmann Rosser Sherrill & Co./MEDIQ Inc. (1998), Thomas H. Lee Co./Fisher Scientific International, Inc.
(1997), Fremont Partners et. al./Kinetic Concepts, Inc. (1997), Apollo Management L.P./SMT Health Services Inc. (1997), and River Medical Acquisition Corp. (DLJ)/Ivac Corporation (Eli Lilly) (1994).

                  Specifically, Lazard Freres analyzed the respective multiples of the transaction values for these transactions to the last twelve months' earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes for the seller in these transactions, and multiples of the equity value for these transactions to the last twelve months' net income for the seller in these transactions. Lazard Freres' analysis indicated the following:


                                Leveraged Buyout Transaction Multiples
                                --------------------------------------

------------------------------- --------------------- ----------------------- ----------------------- -----------------------
                                        High                   Low                    Median                  Maxxim
                                        ----                   ---                    ------                  ------
------------------------------- --------------------- ----------------------- ----------------------- -----------------------
------------------------------- --------------------- ----------------------- ----------------------- -----------------------
Last Twelve Months'                     9.5x                   7.2x                    8.6x                    7.8x
EBITDA
------------------------------- --------------------- ----------------------- ----------------------- -----------------------
------------------------------- --------------------- ----------------------- ----------------------- -----------------------
Last Twelve Months'                    13.5x                   8.6x                   11.8x                   11.2x
EBIT
------------------------------- --------------------- ----------------------- ----------------------- -----------------------

Last Twelve Months'                    23.4x                  14.4x                   18.7x                   21.2x
Net Income
------------------------------- --------------------- ----------------------- ----------------------- -----------------------


                  Lazard Freres then derived a range of implied per share equity values for Maxxim by applying the multiples from the leveraged buyout transactions listed above to corresponding data for Maxxim prepared by management. Lazard Freres then narrowed those ranges by focusing on the medians of the high and low implied per share equity value ranges, which Lazard Freres determined was an appropriate measure for this analysis. The resulting implied per share equity value range was $18.02 to $36.81. As the per share merger consideration of $26 fell within this range, Lazard Freres concluded that this analysis supported its fairness determination.


                  Lazard Freres performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Maxxim board that the $26 per share amount is fair from a financial point of view. The summary of these analyses is not a complete description of the analyses performed by Lazard Freres. Preparing a fairness opinion is a complex analytic process and is not readily susceptible to partial analysis or summary description. Lazard Freres believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.


                  In its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Maxxim. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of the businesses are not appraisals and do not reflect the prices at which the businesses may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

                  Lazard Freres' opinion and financial analyses were not the only factors considered by the Maxxim board in its evaluation of the merger and should not be viewed as determinative of the views of the Maxxim board or Maxxim's management. Lazard Freres has consented to the inclusion of and references to its opinion in this proxy statement.

         Under the terms of Lazard Freres' engagement, Maxxim has agreed to pay Lazard Freres an advisory fee of $4.5 million, which the special committee believes is reasonable for the services provided in connection with the merger. A substantial portion of this fee will not be paid unless and until the merger is completed. Maxxim has agreed to reimburse Lazard Freres for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and to indemnify Lazard Freres and related persons against liabilities, including liabilities under the federal securities laws, arising out of Lazard Freres' engagement.

         Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard Freres was selected to act as investment banker to the special committee because of its expertise and its reputation in investment banking and mergers and acquisitions.

FOX PAINE'S AND THE CONTINUING SHAREHOLDERS' REASONS FOR THE MERGER

         The Continuing Shareholders' purpose in engaging in the merger is to retain an investment in each of Maxxim and Circon as private companies and for the Management Investors to continue as executive management of both companies. The Continuing Shareholders believe that as private companies Maxxim and Circon will have greater operating flexibility to focus on enhancing value by emphasizing growth (both internally and through acquisitions) and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. While the Continuing Shareholders believe that there will be significant opportunities associated with their continued participation in Maxxim and Circon, there are also substantial risks that such opportunities may not be realized. Such risks include, risks associated with holding equity of privately held companies as opposed to public companies, which translates into a lack of liquidity in the investment, risks associated with the level of debt of each of Maxxim and Circon following the transactions, risks associated with the operations of these businesses, and risks of loss of all or some of their investment in Maxxim and Circon. In addition, the Continuing Shareholders regard the merger as an attractive investment opportunity because they believe that the substantial increase in the debt to equity ratio of each of Maxxim and Circon after the merger, although importing greater investment risks, will create the potential for increased investment returns and for the further reasons discussed below.

         Fox Paine's reason and purpose for engaging in the merger is to enable Fox Paine to make an investment in, and obtain a controlling interest in Maxxim and Circon and to enable existing Maxxim shareholders (other than the Continuing Shareholders) to realize a premium on their Maxxim shares. Fox Paine Maxxim was formed by Fox Paine for the purposes of engaging in the merger and the other transactions described in this proxy statement. Fox Paine Maxxim elected to proceed with the merger for the same purposes that motivated Fox Paine.

         The acquisition of Maxxim has been structured as a merger with Maxxim continuing as the surviving corporation and the Continuing Shareholders retaining an interest in Maxxim in order to (1) effect a recapitalization of Maxxim for accounting purposes, and (2) to preserve the corporate identity of Maxxim and its existing contractual arrangements with third parties.

         Following completion of the merger, and as described in this proxy statement, Maxxim and Circon will be separately financed companies under common ownership. Fox Paine and the Continuing Shareholders presently intend that the business of Maxxim and Circon will be conducted substantially as they have been conducted historically. Fox Paine and the Continuing Shareholders are continuing to evaluate each of Maxxim's and Circon's business, assets, practices, operations, properties, corporate structure, capitalization and personnel and will seek to cause changes as they deem appropriate. Fox Paine has no present intention to dispose of its equity investment in Maxxim or Fox Paine Circon or to cause either Maxxim or Circon to engage in a significant business combination. Maxxim and Circon each intend to pursue potential acquisitions it considers appropriate at any time they become available.

         Fox Paine and the Continuing Shareholders have chosen to engage in the merger because they believe both Maxxim and Circon are leaders in their industries, with strengths that Fox Paine and the Continuing Shareholders believe will provide a foundation to further enhance growth, profitability and their respective industry positions.

         Maxxim sells approximately 23,000 products to approximately 7,000 customers through its worldwide sales force of approximately 156 employees. Maxxim believes that it is the second leading supplier of sterile custom procedure trays in the United States, with, according to industry sources, approximately 29% of sales of such products in 1998, and the leading supplier of non-latex medical examination gloves to acute care facilities in the United States, with approximately 35% of sales of such products for the three months ended March 31, 1999. Maxxim's worldwide sales of sterile custom procedure trays and gloves for medical examination and surgery represented approximately 77.6% of its total net sales for the twelve months ended August 1, 1999. Maxxim believes its leading sales positions result from Maxxim's strong reputation for high-quality products, nationwide service and distribution capabilities, broad product offerings, sophisticated supply-management systems and superior customer service, all of which, Maxxim believes, make doing business with Maxxim attractive to the buying groups that negotiate major supply arrangements for specialty medical products such as Maxxim's, the buying group-member hospitals and surgery centers that purchase and use such products under buying group master contracts, and independent hospitals and surgery centers. Buying groups are groups of hospitals and surgery centers that coordinate their purchasing and supply requirements on a regional or national basis in order to obtain price concessions and contain costs. Maxxim has stated that it has entered into more than 210 different supply contracts with a large number of buying groups, including six of the largest, such as Consorta, Inc., Tenet Healthcare Corporation, Premier Purchasing Partners and Novation, LLC. Maxxim has stated that, in order to enhance its relationships with its end use customers, Maxxim has created and implemented process innovations that provide significant value to its customers, including its DataStat(TM) software system (which helps customers measure efficiency and cost by tracking component use, surgery time and other data by procedure), its ValuQuote(TM) software system (which allows Maxxim's account managers to search Maxxim's component database for cost-effective components that meet the product and sequencing needs of each customer) and its EnCompass(SM) Integrated Product Packaging system (which is an innovative system that packages most of the single-use sterile and non-sterile components used in a surgical procedure together with the sterile custom procedure tray into a single modular container).

         Maxxim also believes that it has significant expertise in the manufacture of non-latex medical examination gloves and in the assembly and supply management processes that are important to the sale of highly customized sterile procedure trays. Maxxim has stated that its most technologically advanced non-latex powdered and powder-free gloves are manufactured using a combination of trade secrets and patented formulations and manufacturing processes that Maxxim believes provide it with technological and performance advantages over its competitors in these product areas. Maxxim has invested over $36 million since the beginning of 1998 to increase its manufacturing capacity in the expanding non-latex glove market from 2.2 billion to 3.5 billion gloves per year. Similarly, Maxxim believes that it has developed the physical and technological infrastructure -- including systems for ordering and tracking components, coordinating information received for customers, and reducing turn-around and delivery times -- that is necessary to compete effectively in the growing sterile custom procedure tray business on a nationwide basis.

         After the merger, Fox Paine and the Continuing Shareholders intend to leverage Maxxim's strengths in order to (1) increase the number of buying groups with which it does business, (2) increase the number of Maxxim's products approved by each buying group for purchase by its member hospitals and surgery centers, and (3) increase the sales of approved products to the hospitals and surgery centers in each buying group. It is also expected that Maxxim will use the expertise it has gained in the U.S. to increase its penetration in the European market, which Maxxim believes is growing in response to increased demand in Europe for single-use specialty medical products that improve productivity, help contain healthcare costs and reduce the transmission of infectious disease. Because Maxxim's profitability is strongly affected by Maxxim's ability to vertically integrate the products it manufactures into its sterile custom procedure trays, it is expected that Maxxim will pursue an aggressive marketing effort designed to encourage hospitals and surgery centers to select Maxxim-manufactured products when selecting components for inclusion in sterile custom procedure trays. Maxxim has stated that for the quarter ended August 1, 1999, it manufactured approximately 15.6% (by estimated wholesale cost to third parties) of the items contained in its custom procedure trays, and Maxxim believes that it is capable of manufacturing as much as 30% of the components included in its sterile custom procedure trays. Finally, it is expected that Maxxim will seek to grow both through internal product development and by acquiring companies and products that expand or complement its existing product groups, increase vertical integration or enlarge its customer base.

         Circon -- which designs, manufactures, markets and services medical endoscopy systems used by doctors for diagnosis and minimally invasive surgery -- is a leader in its field, with strengths that Fox Paine and the Continuing Shareholders believe will provide a foundation to further enhance growth, profitability and its position in its industry. Circon believes that it has the largest direct endoscopic sales force in the U.S. of 143 sales representatives and has stated that it uses this sales force to sell approximately 6,000 products to approximately 15,000 accounts. Circon believes it is the largest United States based endoscopy company and holds the leading sales position in endoscopic systems for urology and is one of the leaders in endoscopic systems for gynecology. Circon also believes that it is among the most technologically sophisticated manufacturers in this industry, and many of its products incorporate technology developed and patented internally by Circon. Circon believes that another of its strengths is its ability to manufacture entire endoscope systems. Circon is a vertically integrated designer and manufacturer of the optics, electronics, instruments and plastics used to create the endoscope, miniature color video camera, optics, light source and fiber-optic cable that compose endoscope systems. Circon believes that its broad product line, combined with its ability to manufacture and service entire endoscopic systems gives it a competitive advantage with the hospitals, surgery centers, clinics and doctors who purchase and use these systems.

         After the merger, Fox Paine and the Continuing Shareholders intend to leverage Circon's technology, manufacturing and sales capabilities to capitalize on the trend toward minimally invasive surgery and away from open surgery. It is expected that Circon will continue to pursue its strategy of seeking to provide all of the endoscopy requirements of MIS surgeons in the primary specialties of urology, gynecology and laparoscopy. It is also expected that Circon will seek to add accessory products to these core products in order to offer products beyond the current core specialties of urology, gynecology, and laparoscopy to reach other medical specialties such as arthroscopy, colonoscopy, gastroscopy and cardiology. Circon believes that this broad product line strategy will enhance Circon's ability to satisfy its customers' needs and will position Circon to increase its business with the buying groups that are moving towards "one stop shopping" for each clinical specialty. In addition to expanding its product offering, it is expected that Circon will seek to continue to improve its manufacturing and sales efficiency in order to increase profitability.


POSITION OF THE CONTINUING SHAREHOLDERS AS TO FAIRNESS OF THE MERGER


         None of the Continuing Shareholders participated in the deliberations of the special committee regarding, or received advice from the special committee's financial advisor as to, the merger. Each of the Continuing Shareholders has, however, considered the analyses and findings of the special committee and the Maxxim board (described in detail under "-- Recommendation of the Special Committee and of the Full Maxxim Board; Fairness of the Merger"), as well as the opinion of Lazard Freres (described in detail under "-- Opinion of Lazard Freres & Co. LLC"), with respect to the fairness of the merger to the public shareholders of Maxxim.

         In particular, the Continuing Shareholders considered

         - the historical market prices for Maxxim shares including the fact that the $26 per share cash consideration represents

                  - a 30.8% premium over the closing price on June 11, 1999, the last trading day prior to the public announcement of the merger agreement, and

                  - a 53.8% premium over the volume weighted average trading price of the Maxxim shares over the ninety days prior to the public announcement of the merger agreement;

         - the results of Lazard Freres' solicitation of indications of interest conducted on Maxxim's behalf, as described on page under " -- Background of the Merger";

         - the arm's length negotiations between the special committee and Fox Paine described on pages ____ through ____ under "-- Background of the Merger";

         - the unanimous recommendation of the special committee and the full Maxxim board in favor of the merger agreement;

         - the receipt by the full Maxxim board of the written opinion of Lazard Freres to the effect that the $26 per share cash consideration to be paid in the merger is fair from a financial point of view to Maxxim's public shareholders (other than the Continuing Shareholders), see "-- Opinion of Lazard Freres' & Co. LLC"; and

         - the other analyses and factors examined by the special committee and the full Maxxim board described in detail on page _____ under "-- Recommendation of the Special Committee and of the Full Maxxim Board; Fairness of the Merger."

         As of the date of this proxy statement, each of the Continuing Shareholders believes based on these factors that the merger, the merger agreement and the merger transactions are fair to and in the best interests of Maxxim's public shareholders. This belief does not constitute a recommendation to the public shareholders of Maxxim by the Continuing Shareholders to vote to approve the merger agreement. The Continuing Shareholders (except in the case of Messrs. Davidson and Henley for their recommendation in their capacity as members of the board of directors of Maxxim) make no recommendation as to how the Maxxim public shareholders should vote their shares. The Continuing Shareholders (other than Messrs. Davidson and Henley in their capacity as members of the board of directors of Maxxim) have not undertaken any formal evaluation of the fairness of the merger to the Maxxim public shareholders, and they have not assigned specific relative weights to the factors considered by them. Each of the Continuing Shareholders has entered into a voting agreement with Fox Paine Maxxim, pursuant to which, among other things, he or she has agreed to vote all of his or her Maxxim shares in favor of the merger and against any competing transaction. See "The Special Meeting -- Voting Agreements."

POSITION OF FOX PAINE AS TO FAIRNESS OF THE MERGER

         Fox Paine did not participate in the deliberations of the special committee or the full Maxxim board regarding, or receive advice from Maxxim's legal or financial advisors as to, the fairness of the merger to Maxxim shareholders. As a result, Fox Paine and Fox Paine Maxxim are not in a position to specifically adopt the conclusions of the special committee or the full Maxxim board. However, based upon their own knowledge and analysis of available information regarding Maxxim, as well as discussions with members of Maxxim senior management regarding the factors considered by the special committee and the full Maxxim board discussed in this proxy statement on page __ under "-- Recommendation of the Special Committee and of the Full Maxxim Board; Fairness of the Merger," Fox Paine and Fox Paine Maxxim also believe that the merger is fair to Maxxim shareholders (other than the Continuing Shareholders). In addition, the results of the due diligence investigation conducted by Fox Paine and its legal and financial advisors, which included discussions with members of Maxxim senior management regarding Maxxim's business, including the projections discussed on page __ under "-- Certain Projections," visits to Maxxim's facilities and analysis of comparable companies in the industry, confirmed Fox Paine's belief that the merger is fair to Maxxim shareholders (other than the Continuing Shareholders).

         In particular, Fox Paine and Fox Paine Maxxim considered

                  - the historical market prices for Maxxim shares including the fact that the $26 per share cash consideration represents

                           - a 30.8% premium over the closing price on June 11, 1999, the last trading day prior to the public announcement of the merger agreement, and

                           - a 53.8% premium over the volume weighted average trading price of the Maxxim shares over the ninety days prior to the public announcement of the merger agreement;

                  - the results of Lazard Freres' solicitation of indications of interest conducted on Maxxim's behalf, as described on page __ under "-- Background of the Merger";

                  - the arm's length negotiations between the special committee and Fox Paine described on pages __ through __ under "-- Background of the Merger";

                  - the unanimous recommendation of the special committee and the full Maxxim board in favor of the merger agreement;

                  - the receipt by the full Maxxim board of the written opinion of Lazard Freres to the effect that the $26 per share cash consideration to be paid in the merger is fair from a financial point of view to Maxxim shareholders (other than the Continuing Shareholders), see "-- Opinion of Lazard Freres & Co. LLC"; and

                  - the other analyses and factors examined by the special committee and the full Maxxim board described in detail on page __ under "-- Recommendation of the Special Committee and of the Full Maxxim Board; Fairness of the Merger";

         Fox Paine and Fox Paine Maxxim believe these factors provide a reasonable basis for their belief that the merger is fair to Maxxim shareholders (other than the Continuing Shareholders). This belief should not, however be construed as a recommendation to Maxxim shareholders by either Fox Paine or Fox Paine Maxxim to approve the merger agreement and the transactions contemplated thereby. Neither Fox Paine nor Fox Paine Maxxim makes any recommendation as to how the Maxxim shareholders should vote their shares. Neither Fox Paine or Fox Paine Maxxim has undertaken any formal evaluation of the fairness of the merger to the Maxxim shareholders, nor have they assigned specific relative weights to the factors considered by them.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

-- CONTINUING SHAREHOLDERS


         The Continuing Shareholders have interests in the merger transactions as employees and/or directors of Maxxim, or as shareholders with a continuing equity interest in Maxxim and Circon, that are different from, or in addition to, yours as a Maxxim shareholder. In particular, the Continuing Shareholders will not receive $26 per share, in cash, for all of their Maxxim shares, and will remain shareholders of Maxxim and will become shareholders of Circon. In addition, the Continuing Shareholders have entered into an investor participation agreement with Fox Paine Maxxim that would have the effects and would provide the Continuing Shareholders with the benefits described below. When making the determination to approve and recommend approval of the merger transactions to Maxxim's public shareholders, both the Maxxim board and the special committee of independent directors appointed to review the merger were aware of the interests of the Continuing Shareholders and the terms and effects of the investor participation agreement and considered these interests, effects and terms together with the other factors described under "Special Factors -- Recommendations of the Special Committee and of the Full Maxxim Board; Fairness of the Merger."


         The Investor Participation Agreement -- General

         At the time it entered into the merger agreement, Fox Paine Maxxim entered into an investor participation agreement with the Continuing Shareholders pursuant to which each Continuing Shareholder agreed to be bound by all of the terms and conditions set forth in a term sheet relating to the retention by the Continuing Shareholders of their equity interest in Maxxim, the purchase by the Continuing Shareholders of equity interests in Circon at the time of the Circon sale, and the terms for employment, compensation and equity incentive compensation for the Management Investors. It is expected that the term sheet will be replaced by one or more full agreements before the completion of the merger. Until then, the term sheet is binding. The key provisions of the term sheet are described in the next few sections.

         Treatment of Continuing Shares and Options

                  Stock Rollover. The Continuing Shareholders currently collectively own 1,125,402 shares of Maxxim common stock. In the merger, these shares will be treated as follows:

         -        198,084 shares (all but 4,500 of which are owned by Ernest J.
                  Henley or Davis C. Henley) will be converted into $26 per share in cash;

         - 543,856 shares will be retained by the Continuing Shareholders in the merger (and not converted into cash), and will continue to represent an ownership interest in Maxxim; and

         - 383,462 shares will be converted into $26 per share in cash, with the gross proceeds (approximately $10 million) immediately being reinvested in shares of Fox Paine Circon, which is the company that will purchase Circon in the Circon sale described on page ___.

         The Continuing Shareholders will receive loans in an amount sufficient to cover the taxes due on the cash received from the conversion of the 383,462 shares used to purchase Circon shares. There will be no cash interest payments on tax loans. Instead, interest will be imputed and the Management Investors will receive gross-up payments in respect of the taxes due on that imputed interest. These tax loans will be mandatorily repayable from the after-tax proceeds of future sales of Circon shares.

         In May 1997, Maxxim issued 400,000 shares of its common stock at a price of $13 per share to members of Maxxim's senior management, including the Management Investors, under a senior management stock purchase plan (see "Historical Market Information"). These shares were issued in exchange for non-interest bearing, full recourse promissory notes due May 23, 2000. The aggregate outstanding principal amount owed by the Management Investors under these notes is approximately $4,498,000. The promissory notes will remain outstanding after the merger, and will be extended until the tenth anniversary of the completion of the merger. However, promissory notes from any employee who is not a Management Investor will be mandatorily repaid by the employee with the proceeds of any cash received by the employee from the cash out of his or her Maxxim stock options in the merger, and the Management Investors will be required to prepay the promissory notes with the after-tax proceeds of any sales of Maxxim or Circon stock or options made after the completion of the merger. The management promissory notes will not accelerate upon the termination of employment of each Continuing Shareholder. The notes will be appropriately divided (or new notes created) to reflect the fact that some of each Management Investor's Maxxim shares that were subject to the notes will have been exchanged for Circon shares in the merger. In addition, the senior management stock purchase plan will be amended to remove the existing provision that requires the holder to forfeit to Maxxim 50% of the profit from the sale of Maxxim shares that are subject to the notes.

         The following table indicates the number of shares in Maxxim that will be held by each of the Continuing Shareholders and Fox Paine Maxxim immediately after the merger and the percentage ownership in Maxxim represented by those shares:



                                                  Percentage         Number of           Percentage         Cash Received for
                            Number of Maxxim     Ownership of        Fox Paine        Ownership of Fox    Maxxim Shares in the
                            Shares After the     Maxxim After       Circon Shares       Paine Circon      Merger and Reinvested
Name                             Merger           the Merger      After the Merger    After the Merger          in Circon
-------------------------   ----------------      ----------      ----------------    ----------------    ---------------------
Kenneth W.  Davidson              188,678              3.9%             99,810                 2.9%           $ 2,595,060
Peter M.  Graham                   77,065              1.6%             29,153                 0.8%               757,978
David L.  Lamont                   61,269              1.3%             23,674                 0.7%               615,524
Henry T.  DeHart                   37,566              0.8%             16,499                 0.5%               428,974
Jack F.  Cahill                    40,555              0.9%             18,195                 0.5%               473,070
Alan S.  Blazei                    47,570              1.0%             16,127                 0.5%               419,302
Joseph D.  Dailey                  24,870              0.5%             11,702                 0.3%               304,252
Suzanne R.  Garon                   5,137              0.1%              2,895                 0.1%                75,270
Ernest J.  Henley, Ph.D.          146,621              3.0%            103,379                 3.0%             2,687,854
Davis C.  Henley                   87,972              1.8%             62,028                 1.8%             1,612,728
Fox Paine Maxxim                4,091,180             85.1%          3,096,154                88.9%                   N/A


         Option Rollover. The Management Investors collectively own options to acquire 1,084,200 shares of Maxxim common stock at a weighted average exercise price of $13.97 per share. Upon the completion of the merger, vested or unvested options on 635,864 shares will be canceled in exchange for a cash payment equal to the difference between $26.00 and the exercise price per share under the relevant option. The Management Investors will use the after-tax proceeds of this cash-out to purchase 173,436 new Maxxim shares at $26.00 per share, and will be granted 462,428 new options to acquire Maxxim common stock, which equals the number of shares subject to the cashed-out options (635,864) minus the number of newly issued shares (173,436). The new options will have an exercise price of $26.00 per share. The remaining 448,336 options held by the Management Investors will be canceled, and the Management Investors will receive new options to acquire 448,336 shares of Circon common stock at a price of $26.00 per share. These options will be fully vested, permit cashless exercise with previously owned shares, and have no built-in gain.

         The following table indicates, for each Management Investor, the number of options currently held, the number of Maxxim options (which will have a $26.00 exercise price) to be held after the merger, and the number of Circon options (which will have a $26.00 exercise price) to be held after the merger.

                              Number of Maxxim Options        Number of Maxxim       Number of Circon Options
Name                               Currently Held         Options After the Merger          After the Merger
------------------------      ------------------------   -------------------------   -------------------------
Kenneth W.  Davidson                   290,000                   123,688                     119,920
Peter M.  Graham                       213,000                    90,848                      88,079
David L.  Lamont                       166,000                    70,801                      68,644
Henry T.  DeHart                        98,000                    41,798                      40,525
Jack F.  Cahill                        101,400                    43,249                      41,931
Alan S.  Blazei                        151,000                    64,404                      62,441
Joseph D.  Dailey                       55,000                    23,458                      22,743
Suzanne R.  Garon                        9,800                     4,180                       4,052

New Management Equity Incentive Plan.

         As of the completion of the merger, Maxxim and Circon each will provide a new management equity incentive plan that will grant the Management Investors options to purchase up to a total of 10% of the common equity of Maxxim and of Circon at an exercise price of $26.00. The new incentive plans will generally provide for a ten-year option term, and will allow cashless exercise of the options. The options will be split evenly into two pools:

         - a pool of performance-based options that will vest in 20% increments after each fiscal year from 1999 through 2003 if previously agreed upon annual targets for EBITDA (earnings before interest, taxes, depreciation and amortization) for Maxxim and Circon for such fiscal year are met; and

         - a pool of time-based options that vest in 20% increments on each of the first through fifth anniversaries of the merger.

         Maxxim and Circon performance-based options that do not vest as scheduled because an EBIDTA target is not achieved will vest either in the next fiscal year in which the EBITDA target is achieved or upon Fox Paine's realization of an internal rate of return of at least 30% on its investment in Maxxim or Circon, as applicable, or else on the ninth anniversary of the merger.

         Any stock options granted under the new incentive plans that remain unvested as of the date of a Management Investor's termination of employment with Maxxim or Circon for any reason will be forfeited on the date of termination. However, any stock options that are vested at the time of termination may be exercised for one year following the termination of employment, after which they will be forfeited.

         Options granted under the new equity incentive plans will be granted to individual Management Investors based upon the recommendation of Mr. Davidson to the compensation committee of the Maxxim board.

         Special Bonus Program.

         In connection with the merger, Maxxim will establish a key executive special bonus program, valued at approximately $3,663,000, for the benefit of the Management Investors. The bonus payments for all of the participants, other than Mr. Graham and Mr. Blazei, will be payable on the completion of the merger. A portion of Mr. Graham's and Mr. Blazei's bonus will be payable on the completion of the merger with the remaining portion paid based on the achievement of performance goals following the merger.

         In addition, the bonus program provides that the unpaid portion of Mr. Graham's and Mr. Blazei's bonus will be forfeited if their employment is terminated either by Maxxim for cause or by Messrs. Graham or Blazei without good reason. If, however, Mr. Graham's or Mr. Blazei's employment is terminated by Maxxim without cause or by Messrs. Graham or Blazei for good reason, or upon their disability or death, the unpaid portion of their respective bonuses will become payable in accordance with the agreed upon schedule and conditions.

         In addition, it is expected that Circon will establish a bonus pool of up to $5.4 million in the aggregate for the benefit of the Management Investors. Bonuses will be paid over a number of years to be determined and will be related to the value of the Circon equity.

         Employment and Severance Agreements.


         Although currently employed by Maxxim, the Management Investors (other that Mr. Davidson) do not have written employment agreements with Maxxim, although each is a party to an Executive Continuity Agreement with Maxxim which provides them with certain benefits in the event of their termination upon a change of control of Maxxim. Effective upon the completion of the merger, each Management Investor (including Mr. Davidson, whose current agreement will be terminated) will enter into employment agreements with Maxxim and each of the Executive Continuity Agreements will be terminated without any termination benefits being paid under them. The following is a summary of the material terms of such employment agreements.


         The employment period under the new employment agreements will commence upon the completion of the merger and will terminate on the fifth anniversary of the merger, with additional one year renewal options. Pursuant to the new employment agreements, each executive will continue in the position and with the duties and responsibilities as in effect prior to the completion of the merger, subject to reassignment from time to time by Mr. Davidson, in the case of all executives other than Mr. Davidson. The new employment agreements will provide that each executive will receive an annual base salary equal to his or her current annual base salary and an annual performance bonus opportunity equal to a percentage of his or her annual base salary. The annual base salary and bonus opportunity percentage for Mr. Davidson is $350,000 and 90%, respectively, and will be less for the other executives. In addition, during the employment period, each executive will be entitled to participate in compensation and benefit plans on terms and conditions no less favorable in the aggregate than those in effect prior to the merger.

         Pursuant to the new employment agreements, upon the termination of an executive's employment by Maxxim, other than for cause, or by the executive for good reason, the executive will be entitled to a cash payment equal to a multiple of the sum of the executive's annual base salary and the most recent annual bonus earned by the executive, as well as continued participation in Maxxim's benefit plans for a number of years equal to that executive's multiple. Mr. Davidson's multiple will be three, so that he will be entitled to receive a payment of three times the sum of his annual base salary and most recent annual bonus, as well as continued participation in Maxxim's benefit plans for a period of three years. The compensation, multiple and length of continuing participation will be less for the other executives.

         Under the new employment agreements, Maxxim is required to provide term life insurance with death benefits equal to two times the sum of the executive's then current base salary and annual bonus opportunity. Should the executive become disabled, Maxxim is required to pay the executive's then current base salary and bonus opportunity for a period of 24 months.

         The new employment agreements will provide that if any amounts payable to the executive in connection with a change in control (other than the merger transactions) would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. In addition, the employment agreements with Messrs. Davidson, Graham and Blazei will provide for a similar additional payment in the event any amounts payable to these individuals in connection with the merger transactions would be subject to excise tax under Section 4999 of the U.S. tax code.

         Pursuant to the new employment agreements, each executive will also agree to non-competition and non-solicitation restrictions during the employment period and thereafter for the number of years equal to each executive's multiple.


         Shareholder Rights Relative to the Fox Paine Investors and to Each
Other

         After the merger, the Continuing Shareholders, together with the Fox Paine Investors, will own all of the equity of Maxxim and Circon. Accordingly, the Continuing Shareholders and Fox Paine have entered into an Investor Participation Agreement creating various rights and obligations between them. These provisions are described below. While these provisions are currently enforceable, it is anticipated that, at the time of the merger, the Continuing Shareholders and the Fox Paine Investors will enter into shareholders agreements (one for Maxxim and another for Circon) that will also include these provisions. It is further anticipated that the shareholder agreements will permit the Fox Paine Investors and the Continuing Shareholders to transfer or sell their shares in some circumstances and that anyone who becomes a shareholder of Maxxim or Circon as a result of a permitted transfer or sale will be required to sign the shareholders agreements and be bound in the same way as the person who transferred or sold the shares to the new shareholder. Unless otherwise indicated, the following items apply equally to the Fox Paine Investors' and the Continuing Shareholders' participation in Maxxim and Circon.

         Tag-Along Rights. If, at any time before an initial public offering of stock, a Fox Paine Investor or a Continuing Shareholder accepts an offer from a third party to sell any or all of its shares, each of the other shareholders will be able to participate in the offer on a proportionate basis, at the same price and on the same terms.


         Drag-Along Rights. If, at any time before an initial public offering of stock, Fox Paine sells at least 50% of its shares in a bona fide arm's length transaction or series of related transactions, Fox Paine may require the Continuing Shareholders to sell a proportionate number of their shares in the same transaction at the same price and on the same terms (with appropriate adjustments for warrants or options).


         Registration Rights. After an initial public offering, the Continuing Shareholders will collectively have the right, which can only be used once with respect to Circon and twice with respect to Maxxim, to demand that Circon or Maxxim, as the case may be, register their shares for sale under the Securities Act of 1933, as amended. Fox Paine will have the same right, which it will be permitted to use up to five times for each of Maxxim or Circon, as the case may be. In addition, the Continuing Shareholders and the Fox Paine Investors will all have customary and full "piggyback" registration rights on registrations initiated by a Fox Paine Investor or another Continuing Shareholder. If the underwriters request a reduction in the number of shares to be sold in any registered offering, the number of shares offered by the Fox Paine Investors and any participating Continuing Shareholders will be cut back proportionally based on the number of shares owned by each person, regardless of who initiated the registration. Expenses related to all demand registrations and piggyback registrations will be borne by the issuer. Other customary registration rights provisions will apply, including holdbacks, indemnification, and contribution provisions. If the Fox Paine Investors are permitted to include any of their shares in an initial public offering, the Continuing Shareholders will be entitled to participate proportionately as well.

         Right of First Offer. Before an initial public offering, if the Fox Paine Investors propose to sell or transfer any of their shares, the Fox Paine Investors will first be required to offer to sell the shares to the Continuing Shareholders at a minimum price suggested by the selling Fox Paine Investors. If the Continuing Shareholders elect not to purchase all of the offered shares, the Fox Paine Investors will have the right to sell the shares to any other party as long as the sale price is equal to or above the minimum price offered to the Continuing Shareholders. Before an initial public offering, the Fox Paine Investors will have a reciprocal right to receive a first offer on any sales or transfers by the Continuing Shareholders. These right of first offer provisions do not apply to transfers to customary permitted transferees (such as affiliates of the Fox Paine Investors or family members of the Continuing Shareholders).


         Liquidity upon Death or Disability and Some Terminations. The Management Investors will have the right to sell all of their Circon shares back to Circon, at fair market value, upon their death or disability or the voluntary termination of their employment by the Management Investors for good reason, or their involuntary termination without cause. In addition, the Management Investors will have the right to sell any Maxxim shares that are acquired upon the exercise of stock options (provided that the shares have been held for at least six months) back to Maxxim at fair market value, upon death or disability or termination of employment by the Management Investors for good reason or by Maxxim without cause.

         The Management Investors' liquidity rights will end upon completion of an initial public offering of Maxxim or Circon shares, as applicable, and, in any event, are subject to Maxxim's and Circon's available cash flow, debt restrictions, and any legal restrictions on distributions of cash, particularly under debt and loan agreements (including those described on pages __ to __ under "Merger Financing"). If payments related to these rights are not made immediately, the payments will remain a continuing obligation of the relevant company and will be made, with interest, before the payment of any dividends or distributions to other shareholders.

         Call Rights. Before an initial public offering of Circon shares, Circon will have the right to purchase its shares back from any Management Investor at fair market value if the investor's employment is terminated by Maxxim or Circon for cause or by the Management Investor voluntarily and without good reason.

         Board of Directors.


         Maxxim and Circon will have separate boards of directors after the merger. Each board of directors initially will consist of (1) Kenneth W. Davidson, as Chairman, (2) Ernest J. Henley, (3) one other member to be appointed by the Continuing Shareholders and (4) four members designated by Fox Paine. The members of the special committee are not being considered for membership on either the Maxxim or Circon board of directors after the merger. The shareholder agreement will not limit Fox Paine's right to add additional directors. So long as Mr. Davidson is the chief executive officer or chairman of the board of directors, Mr. Davidson will have the right to designate all three representatives of the Continuing Shareholders. Thereafter, the representatives of the Continuing Shareholders will be elected by plurality vote of shares held by the Continuing Shareholders. Fox Paine's and the Continuing Shareholders' right to designate directors will terminate upon an initial public offering or a significant reduction in ownership percentage by either group.


         Indemnification of Directors and Officers.

         Under the merger agreement, the indemnification and exculpation provisions of Maxxim's articles of incorporation and bylaws as in effect at the time of the completion of the merger will, to the extent they relate to matters arising before the completion of the merger, remain in force after the merger. In addition, Fox Paine Maxxim has agreed that, for a period of six years after the completion of the merger, it will cause Maxxim to maintain in effect the current policies of directors' and officers' liability insurance maintained by Maxxim with respect to matters arising on or before the completion of the merger. Fox Paine Maxxim is only required to cause Maxxim to obtain as much comparable insurance as is available at an annual premium of 150% of Maxxim's current annual premium. In addition, the investor participation agreement provides that Maxxim and Circon will each adopt customary mandatory indemnification and expense advancement policies for its respective officers.

         Management and Advisory Services Provided by Fox Paine.

         In connection with the merger, Maxxim will enter into a management services agreement with an affiliate of Fox Paine pursuant to which such affiliate will provide strategic, financial and other financial advisory services to Maxxim and Circon. In exchange for these services, the Fox Paine affiliate will receive an initial annual fee of approximately $______ from Maxxim and approximately $______ from Fox Paine Circon. In addition, at or following the completion of the merger, it is expected that Maxxim and Circon will pay to such affiliate transaction fees totalling approximately $[ ] million, plus reimbursement of its expenses.


-- SPECIAL COMMITTEE

         Because some of the directors are Continuing Shareholders in the merger transactions, the Maxxim board appointed a special committee of four independent directors to evaluate the proposed transactions. None of the members of the special committee are Continuing Shareholders or employees of Maxxim, nor do any of them have interests in the merger different from the interests of Maxxim shareholders generally. Their Maxxim shares and options will be cashed out like those of other public Maxxim shareholders.

         The members of the special committee have not received any special compensation for their services on the committee. Members of the special committee, however, will be entitled to certain indemnification rights and to directors' and officers' liability insurance that will be continued by Maxxim following the merger as described above for the current and former officers and directors of Maxxim. The Maxxim board and the special committee believe that the foregoing arrangements do not affect the special committee's independence or impartiality.

CERTAIN EFFECTS OF THE MERGER;
CONDUCT OF BUSINESS AFTER THE MERGER


         After the merger, Maxxim and Circon will be separate companies, will be capitalized separately and will pursue separately their respective business strategies. Immediately after the merger, Maxxim will be owned approximately 85% by the Fox Paine Investors and approximately 15% by the Continuing Shareholders, and Circon will be owned approximately 89% by the Fox Paine Investors and approximately 11% by the Continuing Shareholders (in both cases, before giving effect to the exercise of any stock options or warrants). After giving effect to the exercise of warrants and options, the Continuing Shareholders will own approximately 30% of Maxxim and 28% of Fox Paine
Circon, and Fox Paine will own more than a majority of each company. The current Maxxim shareholders, other than the Continuing Shareholders, will no longer have any interest in, and will not be shareholders of either Maxxim or Circon. Maxxim and Circon will have separate boards of directors after the merger. Each board of directors initially will consist of (1) Kenneth W. Davidson, as Chairman, (2) Ernest J. Henley, (3) one other member to be appointed by the Continuing Shareholders, and (4) four members designated by Fox Paine. See page __ under "Special Factors -- Interests of Certain Persons in the Merger" for additional details.

         It is currently expected that the Management Investors, who are the current executive officers of Maxxim, will continue to be the executive officers of both Maxxim and Circon after the merger. These persons will receive the employment, compensation, and cash and equity incentives described under "Special Factors Interests of Certain Persons in the Merger."

         The separation of Maxxim and Circon, is intended to enable Maxxim and Circon to retain the benefits of the original acquisition of Circon, while allowing each company to optimize its respective capital structure in response to future changes or occurrences in the business and financial environments in which it operates.


         Following the merger, Maxxim intends to delist the Maxxim shares from the New York Stock Exchange, and the registration of the Maxxim shares under the Securities Exchange Act of 1934 will be terminated. It is anticipated that there will be no active trading market for Maxxim or Circon shares unless and until Maxxim or Circon determines at a future date to conduct an initial public offering of its shares.


         Fox Paine is continuing to evaluate each of Maxxim's and Circon's business, assets, practices, operations, properties, corporate structure, capitalization, and personnel and, as the majority shareholder after the merger, will seek to cause changes it deems appropriate. However, Fox Paine has no present intention to dispose of its equity investment in either Maxxim or Circon or to cause either Maxxim or Fox Paine Circon to engage in a significant business combination. Maxxim and Fox Paine Circon each intends to pursue potential acquisitions it considers appropriate at any time they become available.

         INFORMATION ABOUT THE TRANSACTION PARTICIPANTS

FOX PAINE MEDIC ACQUISITION CORPORATION AND FOX PAINE

         Fox Paine Medic Acquisition Corporation (which we have referred to as "Fox Paine Maxxim" in this proxy statement) is the entity that will be merged with Maxxim in the merger. It was formed by Fox Paine Capital Fund, L.P., a Delaware limited partnership, a private investment fund, for the purpose of participating in the merger transactions. Fox Paine Maxxim is engaging in the merger and the Circon sale for the purpose of furthering Fox Paine's business and investment strategy described below. Fox Paine Maxxim is not expected to have any significant assets or liabilities, or engage in any business activities other than those related to completing the merger, and it will cease to exist after the merger. Throughout this proxy statement, we have referred to Fox Paine Capital Fund, L.P. and Fox Paine Maxxim together as "Fox Paine."

         Fox Paine Capital Fund, L.P. is a private investment fund managed by Fox Paine & Company, LLC. Fox Paine & Company, LLC, a Delaware limited liability company, manages investment funds in excess of $500 million focused on investing equity capital in management-led acquisitions, company expansion programs and restructurings. Fox Paine Capital, LLC, a Delaware limited liability company is, and its principal business is being, the sole general partner of Fox Paine Capital Fund, L.P. Fox Paine Capital Fund, L.P., Fox Paine Capital, LLC and Fox Paine & Company, LLC were each founded in 1997 by Saul A. Fox and W. Dexter Paine, III. The principal executive offices of each of the Fox Paine Entities are located at 950 Tower Lane, Suite 1150, Foster City, California 94404.

         Fox Paine Capital Fund, L.P. owns all of the equity of Fox Paine Maxxim and all of the equity of Fox Paine Citron Acquisition Corporation, which is the company that will buy Circon from Maxxim as part of the merger transactions. We have referred to Fox Paine Citron Acquisition Corporation as "Fox Paine Circon" in this proxy statement.

         Fox Paine may permit certain other investors (principally institutional investors who are invested in funds managed by Fox Paine) to purchase a portion of the equity of Maxxim or Fox Paine Circon that would otherwise be purchased by Fox Paine in the transactions described in this proxy statement. All other investors are expected to pay the same price per share for their Maxxim or Fox Paine Circon shares as Fox Paine does. The participation of any such additional investors would not result in Fox Paine being the beneficial owner of less than a majority of the equity interests in either Maxxim or Fox Paine Circon. See "Merger Financing." Throughout this proxy statement, we refer to Fox Paine, together with the additional permitted investors described above, if any, as the "Fox Paine Investors."

         Saul A. Fox is the founder and has been a managing member of Fox Paine & Company LLC and of Fox Paine Capital, LLC since their respective formations in 1997. Mr. Fox has been a director and the President and Chief Executive Officer of Fox Paine Maxxim since its formation on June 8, 1999. Prior to founding Fox Paine, Mr. Fox was a general partner of Kohlberg Kravis Roberts & Co.

         W. Dexter Paine, III is the founder and has been a managing member of Fox Paine & Company, LLC and of Fox Paine Capital, LLC since their respective formations in 1997. Mr. Paine has been a director and vice president and secretary of Fox Paine Maxxim since its formation on June 8, 1999. Prior to founding Fox Paine, Mr. Paine was a general partner of Kohlberg & Company.

         Jason B. Hurwitz has been a director and the treasurer of Fox Paine Maxxim since its formation on June 8, 1999. Mr. Hurwitz has been employed at Fox Paine & Company, LLC since June 1997 and has served as an associate, vice president and, currently, a director. Mr. Hurwitz was an associate at McCown De Leeuw & Co. from August 1996 to June 1997 and was an analyst at James D. Wolfensohn Incorporated from July 1994 to July 1996.

         During the last five years, none of Saul A. Fox, Dexter W. Paine, III and Jason Hurwitz has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors ) nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in which as a result of such proceeding, such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. Messrs. Fox, Paine and Hurwitz are citizens of the United States and are principally employed by Fox Paine & Company, LLC. The business address for Fox Paine Maxxim, Fox Paine Capital Fund, L.P., Fox Paine Capital, LLC, Fox Paine & Company, LLC and Messrs. Fox, Paine and Hurwitz is 950 Tower Lane, Suite 1150, Foster City, California 94404.

THE CONTINUING SHAREHOLDERS

         The following Management Investors are executive officers of Maxxim and will continue to be executive officers of the surviving corporation:

                  Kenneth W. Davidson has served as a Director of Maxxim since 1982, and as Chairman of the Board of Directors, Chief Executive Officer and President of Maxxim since November 1, 1986. Mr. Davidson is also a director of Henley Healthcare, Inc., a manufacturer of products used in physical therapy, Encore Orthopedics, Inc., a designer and manufacturer of implantable orthopedic devices, and of Bovie Medical Corporation, a manufacturer and marketer of electrosurgical medical devices.

                  Peter M. Graham has served as Senior Executive Vice President since January 1999, and as Executive Vice President and Chief Operating Officer since January 1986, and was elected Secretary in July 1997. Mr. Graham also served as Treasurer from April 1986 through June 1997.

                  David L. Lamont has served as Executive Vice President, Research and Development since January 1999, and as Vice President since March 1988. Mr. Lamont was Group Vice President from July 1993 through December 1998, and President of the Argon Medical division from January 1992 through July 1993.

                  Alan S. Blazei has served as Executive Vice President and Controller since January 1999 and Vice President and Controller since December 1990. In July 1997, Mr. Blazei was elected Treasurer of Maxxim.

                  Henry T. DeHart has served as Executive Vice President, Manufacturing Operations since January 1999 and as Vice President since November 1993. Mr. DeHart was Executive Vice President, Manufacturing Operations, Case Management from June 1995 through December 1998, and President of Boundary Healthcare division from December 1992 through July 1995.

                  Joseph D. Dailey has served as Executive Vice President, Information Services since January 1999 and Vice President, Information Services since August 1994. Previously, he had served as Director of Information Services since January 1992.

                  Jack F. Cahill has served as Executive Vice President, Sales and Marketing since January 1999 and as Vice President since May 1995. Mr. Cahill was Executive Vice President Sales and Marketing, Case Management from June 1995 through December 1998, President of the Sterile Design division from May 1994 through June 1995, and Executive Vice President, Sterile Design from July 1993 through May 1994.

                  Suzanne R. Garon has served as Executive Vice President, Human Resources since January 1999 and as Vice President since January 1997. Previously, she had served as Vice President Human Resources, Case Management since August 1995. Ms. Garon was Manager of Human Resources, Sterile Design from July 1993 through August 1995.

         Ernest J. Henley, Ph.D. has served as a Director of Maxxim since 1976, and served as a consultant to Maxxim from that date until May 1996. Dr. Henley's principal employment for more than the past five years has been as a Professor of Chemical Engineering at the University of Houston. Dr. Henley is also a consultant and director of Henley Healthcare, Inc. Dr. Henley will continue to serve as a director of Maxxim and Circon after the Merger.

         Davis C. Henley, who is not an executive officer of Maxxim, has served as a Vice President of Maxxim since May 1996. During this time he has focused on special projects and business development. Previously, since at least 1994, Mr. Henley served as President of Henley Healthcare, a division of Maxxim.

         Each of the Continuing Shareholders, except for Messrs. Davidson, Graham and Lamont, is a citizen of the United States of America. Messrs. Davidson, Graham and Lamont are citizens of Canada. During the last five years, none of the Continuing Shareholders has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in which as a result of such proceeding any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The business address for each of the Continuing Shareholders is c/o Maxxim Medical, Inc., 10300 49th Street North, Clearwater, Florida 33762.


                                MERGER FINANCING

GENERAL


         It is expected that completion of the merger transactions will require total funding of approximately $800 million for the following uses:


    1) to make payments to Maxxim shareholders and holders of Maxxim stock options of approximately $368.7 million in cash consideration for the merger;

    2) to retire certain existing indebtedness of Maxxim of approximately $265.0 million;

    3) to purchase approximately $100.0 million principal amount of Maxxim's 10 1/2% senior subordinated notes due August 1, 2006 in a debt tender offer to be consummated concurrently with the merger;


    4) to retain $14.1 million of existing equity of the Continuing Shareholders in Maxxim; and


    5) to pay the fees and expenses incurred in connection with the merger transactions (other than the Circon sale) of approximately $52.2 million, including any debt tender premium and consent fee paid in connection with the debt tender offer.

              It is expected that such financing needs will be funded from the following sources:

    1) $310.0 million in senior secured credit facilities committed by The Chase Manhattan Bank, of which $267.0 million is expected to be funded at closing;


    2) $150.0 million in new senior subordinated notes to be issued by a subsidiary of Maxxim in a private placement (or, if the subsidiary is unable to sell these senior subordinated notes, $150.0 million in senior subordinated bridge loans committed by The Chase Manhattan Bank);

    3) $50.0 million in senior unsecured notes to be issued by Maxxim in a private placement;


    4) $208.0 million in cash from the sale of Circon to Fox Paine Circon immediately before the merger (the financing for this $208.0 million is described on page __ under "-- Financing of the Circon Sale");

    5)   $106.4 million of cash equity provided by the Fox Paine
         Investors; and

    6) $18.6 million of existing equity from the Continuing Shareholders (consisting of $14.1 million of shares of Maxxim common stock retained in the merger and $4.5 million of new shares of Maxxim common stock purchased from the proceeds of the cash-out of Maxxim options in the merger) (see "Interests of Certain Persons in the Merger -- Option Rollover" on page ____).

         Under the merger agreement, Fox Paine Maxxim may change the terms or components of the financing for the merger described above and may enter into new, replacement or additional financing arrangements as long as in doing so Fox Paine Maxxim does not materially delay completion of the merger or materially affect Fox Paine Maxxim's ability to complete the merger. In addition, Fox Paine may, with the approval of the lenders, reallocate or revise its aggregate equity contributions to Maxxim and Circon in order to facilitate completion of the merger transactions. In such case, the Continuing Shareholders' equity in Maxxim and Circon will be adjusted accordingly.


SENIOR BANK LOANS

         Commitment; Structure; Amortization; Interest; Maturity.

         In connection with the merger, Fox Paine Maxxim received a commitment from The Chase Manhattan Bank to provide up to $310.0 million in senior secured credit facilities to a newly formed wholly-owned subsidiary of Maxxim that will be the borrower (the "Borrowing Subsidiary"). Immediately prior to or concurrent with the merger, Maxxim will contribute all of its assets (which consist primarily of the stock of Maxxim's other subsidiaries) to the Borrowing Subsidiary.

         It is expected that the senior secured credit facilities will consist of three term loans and a revolving credit facility, as follows:

         - an $80.0 million Tranche A term loan, which will mature six years after the effective date of the merger and will be amortized on a schedule to be agreed upon by Maxxim and the lenders. The loan will bear interest, at the Borrowing Subsidiary's option, at the adjusted LIBOR rate plus 2.75% per annum or at the alternate base rate described below plus 1.75% per annum, in each case subject to adjustments to be agreed upon by Maxxim and the lenders;

         - a $90.0 million Tranche B term loan, which will mature seven-and-one-half years after the effective date of the merger and will be amortized on a schedule to be agreed upon by Maxxim and the lenders (but providing for only nominal installments until the final six months of the loan). The loan will bear interest, at the Borrowing Subsidiary's option, at the adjusted LIBOR rate plus 3.25% per annum or at the alternate base rate plus 2.25% per annum;

         - a $90.0 million Tranche C term loan, which will mature eight-and-one-half years after the effective date of the merger and will be amortized on a schedule to be agreed upon by Maxxim and the lenders (but providing for only nominal installments until the final six months of the loan). The loan will bear interest, at the Borrowing Subsidiary's option, at the adjusted LIBOR rate plus 3.50% per annum or at the alternate base rate plus 2.50% per annum; and

         - a $50.0 million revolving credit facility, which will mature six years after the effective date of the merger. The revolving facility will bear interest, at the Borrowing Subsidiary's option, at the adjusted LIBOR rate plus 2.75% per annum or at the alternate base rate plus 1.75% per annum, in each case subject to adjustments to be agreed upon by Maxxim and the lenders.

         The alternate base rate is the highest of The Chase Manhattan Bank's prime rate, the federal funds effective rate plus 1/2%, and the base CD rate plus 1%. Under some circumstances, the maturity of each facility can be moved to an earlier date. If any of Maxxim's currently outstanding 10 1/2% senior subordinated notes remain outstanding after the debt tender offer or more than $150 million of senior subordinated notes are issued by the Borrowing Subsidiary in connection with the merger, then the amount of the term loans will be reduced by the amount of the outstanding notes or the amount of new senior subordinated notes in excess of $150 million.

         It is expected that approximately $7.0 million of the $50.0 million available under the revolving credit facility will be drawn to fund completion of the merger transactions. The remainder of the revolving credit facility will be available to be drawn upon for general corporate purposes.

         Guarantees; Security.

         The Borrowing Subsidiary's obligations under the term loans and the revolving credit facility will be unconditionally guaranteed by Maxxim and by each of Maxxim's subsidiaries other than the Borrowing Subsidiary, Circon and its subsidiaries and any foreign subsidiary of Maxxim whose guaranty would result in adverse tax consequences to Maxxim. The Borrowing Subsidiary's obligations under the term loans and the revolving credit facility and the guarantee obligations referred to above will be secured by (1) a perfected first priority pledge of all capital stock of the Borrowing Subsidiary and, subject to certain exceptions, all capital stock held by Maxxim or any of Maxxim's subsidiaries of each of Maxxim's subsidiaries, other than Circon and its subsidiaries, and (2) subject to certain exceptions, a perfected first priority security interest in all or substantially all of the tangible and intangible assets of Maxxim, the Borrowing Subsidiary and each of their subsidiaries, other than Circon and its subsidiaries.

         Availability.

         The availability of the term loans and the revolving credit facility will be subject to various conditions precedent including:

         - There not having occurred since December 31, 1998, any material adverse change in the business, results of operations, conditions (financial or otherwise), assets, liabilities or prospects of Maxxim and its subsidiaries.

         - There not having occurred and being continuing a material disruption of or material adverse change in financial, banking or capital market conditions that, in Chase's reasonable judgment, could materially impair the syndication of the senior secured facilities or the senior subordinated notes described below.

         - The pro forma adjusted consolidated EBITDA of the Borrowing Subsidiary and its subsidiaries (other than Circon and its subsidiaries) being not materially less than $73.2 million for the 12 months ending July 30, 1999.


         - Completion by Maxxim of the debt tender offer and consent solicitation for its 10 1/2% senior subordinated notes described on page __ under "The Merger --
                  Retirement/Amendment of Maxxim Senior Notes."


         - Availability of the other debt and equity funding for the merger transactions.

         - The merger transactions being completed, in accordance with the terms of the merger agreement (without any waiver or amendment that is adverse to the lenders and not reasonably satisfactory to the loan agents), concurrently with, or immediately after, the first drawing of funds under the term loans and revolving credit facility.

         The term loans are subject to mandatory prepayments upon the occurrence of certain events, and the Borrowing Subsidiary may prepay any of the borrowings in whole or in part at any time. Amounts repaid or prepaid under the term loans cannot be reborrowed. Amounts repaid under the revolving credit facility will be available for reborrowing on a revolving basis, subject to customary terms and conditions.

         Representations and Warranties; Covenants; Events of Default.

         The term loans and the revolving credit facility will contain customary representations and warranties and customary affirmative and negative covenants, including covenants related to delivery of financial information, corporate obligations and financial audits, as well as financial covenants, including covenants related to maximum leverage and minimum interest coverage. The term loans and the revolving credit facility will contain customary default provisions, including the nonpayment of principal or interest when due, cross-defaults, non-compliance with covenants, breach of representations and warranties, bankruptcy, and changes of control.

SENIOR SUBORDINATED NOTES/SENIOR
SUBORDINATED CREDIT FACILITY


         It is expected that the Borrowing Subsidiary will issue $150.0 million in unsecured senior subordinated notes in a private placement exempt from registration under the Securities Act pursuant to Rule 144A before or at the same time as the completion of the merger. The senior subordinated notes will have a 10-year term and will be subordinated to all of the Borrowing Subsidiary's existing and senior indebtedness, including indebtedness under the senior secured credit facilities described above. It is expected that the senior subordinated notes will be guaranteed, on a senior subordinated basis, by each of the Borrowing Subsidiary's subsidiaries. The senior subordinated notes will not have been registered for sale under the Securities Act and will not be eligible for offer or sale in the U.S. absent registration or an exemption from the registration process. The Holdco Note Purchaser has agreed to purchase $30 million of the senior subordinated notes if they are issued in the private placement referred to above.


         If Maxxim is unable to issue the senior subordinated notes at or before the completion of the merger, the Chase Manhattan Bank has committed to bridge the issuance of the senior subordinated notes with a senior subordinated loan facility of approximately $150.0 million. The bridge loan, if made, would mature on the first anniversary of the merger and would accrue interest at an annual rate that would be based initially on a spread over the three-month adjusted LIBOR rate in effect at the time of issuance. If the bridge loan is not paid in full on or before the first anniversary of the merger, the loan must either be extended by the lenders or exchanged by the lender for exchange notes that the Borrowing Subsidiary would be required to register for public sale in compliance with applicable securities laws.

         The bridge loan, if made, may be prepaid by the Borrowing Subsidiary at any time, in whole or in part, upon ten days' prior notice to The Chase Manhattan Bank.

         The Borrowing Subsidiary's obligations under the bridge loan would be unconditionally guaranteed, on a senior subordinated basis, by Maxxim and by each of Maxxim's subsidiaries other than the Borrowing Subsidiary, Circon and its subsidiaries, and any foreign subsidiary of Maxxim whose guaranty would result in adverse tax consequences to Maxxim.

         The availability of the bridge loan would be subject to various conditions precedent including those applicable to the senior secured facilities described above.

         At the time of the merger, the indenture relating to Maxxim's currently outstanding 10 1/2% senior subordinated notes due August 1, 2006 (as amended as described on page __ under "The Merger -- Retirement/Amendment of Maxxim Senior Notes") will be assigned to the Borrowing Subsidiary and any of Maxxim's 10 1/2% senior subordinated notes that are not tendered and purchased in the tender offer described on page __ under "The Merger -- Retirement/Amendment of Maxxim Senior Notes" will become obligations of the Borrowing Subsidiary. Maxxim also will continue to be liable for the repayment of the Notes.

HOLDING COMPANY NOTES


         A third party not affiliated with Maxxim, Fox Paine, or any of the Continuing Shareholders (the "Holdco Note Purchaser") has agreed to purchase
$50 million face amount of senior unsecured notes of Maxxim in a private placement, the proceeds of which will be used for completion of the merger transactions. These holding company notes will mature 11 years from the date of issuance and will carry an interest rate of 14.0% per year, payable semi-annually. For the first five years from the date these holding company notes are issued, interest that becomes payable will be added to the then outstanding principal amount of the notes, and will not be payable in cash. After five years from the issuance date, interest will be payable in cash unless cash interest cannot be paid without violating the terms of the Borrowing Subsidiary's senior or senior subordinated debt. The issuance of the senior unsecured notes is subject to certain customary conditions, including those applicable to the senior secured facilities and the senior subordinated loan described above. The senior unsecured notes will not have been registered for sale under the Securities Act and will not be eligible for offer or sale in the U.S. absent registration or an exemption from the registration process.


EQUITY COMMITMENT


         In connection with the merger agreement, Fox Paine Capital Fund, L.P. has committed to contribute the sum of approximately $106.4 million to Fox Paine Maxxim in return for 4,091,180 shares of Fox Paine Maxxim's common stock. In addition, the Continuing Shareholders, who will retain 543,856 shares of Maxxim common stock (valued at $14.1 million), have agreed to purchase an additional 173,436 shares of Maxxim common stock (valued at $4.5 million) using the net proceeds from the cash-out of their Maxxim stock options in the merger (see "Special Factors -- Interests of Certain Persons in the Merger"). The equity commitments are conditioned upon the bank and debt financing being completed on terms acceptable in form and substance to Fox Paine Maxxim and upon all of the conditions to Fox Paine Maxxim's obligation to consummate the merger having been satisfied without waiver. Portions of Fox Paine's equity commitment may be purchased by certain affiliated investment funds or other minority investors comprising the Fox Paine Investors, including the Holdco Note Purchaser which has agreed to purchase approximately $6.0 million of the equity in Maxxim to be purchased by Fox Paine on the same terms and conditions as Fox Paine. In addition, the Holdco Note Purchaser will receive warrants to purchase shares of Maxxim common stock in connection with its purchase of the senior unsecured notes.


FINANCING OF THE CIRCON SALE


         In exchange for all of the capital stock of Circon, Fox Paine Circon will pay to Maxxim $208.0 million in cash and $2.0 million of common stock of Fox Paine Circon. Fox Paine expects to obtain the $208.0 million of cash, plus an additional $20.1 million for transaction costs, from the following sources:

         - $127.5 million in senior secured credit facilities committed by The Chase Manhattan Bank, of which $102.5 million is expected to be funded at closing;

         - $35.0 million in senior unsecured notes to be issued by Fox Paine Circon in a private placement;

         -        $80.5 million of cash equity provided by the Fox Paine
                  Investors; and


         - $10.1 million of cash equity contributed by the Continuing Shareholders from the proceeds of the sale of Maxxim shares in the merger.

         Senior Bank Loans.

         The Chase Manhattan Bank has committed to provide up to $127.5 million in senior secured credit facilities to Circon, consisting of:

         - a $35.0 million Tranche A term loan, which will mature five years after the effective date of the merger and will be amortized on a schedule to be agreed upon by Maxxim and the lenders. The loan will bear interest, at Circon's option, at the adjusted LIBOR rate plus 3.00% per annum or at the alternate base rate described below plus 2.00% per annum, in each case subject to adjustments to be agreed upon by Circon and the lenders;

         - a $67.5 million Tranche B term loan, which will mature seven years after the effective date of the merger and will be amortized on a schedule to be agreed upon by Maxxim and the lenders (but providing for only nominal installments until the final six months of the loan). The loan will bear interest, at Circon's option, at the adjusted LIBOR rate plus 3.75% per annum or at the alternate base rate described below plus 2.75% per annum; and

         - a $25.0 million revolving credit facility, which will mature five years after the effective date of the merger. The loan will bear interest, at Circon's option, at the adjusted LIBOR rate plus 3.00% per annum or at the alternate base rate described below plus 2.00% per annum, in each case subject to adjustments to be agreed upon by Circon and the lenders.

         The alternate base rate is the highest of The Chase Manhattan Bank's prime rate, the federal funds effective rate plus 1/2%, and the base CD rate plus 1%.

         The Circon senior secured facilities would be subject to guarantees by its parent and subsidiaries, to security interests and arrangements, and to various covenants and events of default, in each case similar in form to those applicable to the Maxxim senior secured facilities described above. The availability of the Circon senior secured facilities and the revolving credit facility will be subject to various conditions precedent including conditions similar in form to those applicable to the Maxxim senior secured facilities described above.

         Under the merger agreement, Fox Paine may change the terms or components of the financing for the Circon sale described above and may enter into new, replacement or additional financing arrangements as long as in doing so Fox Paine does not materially delay completion of the merger or materially affect Fox Paine Maxxim's ability to complete the merger. In addition, Fox Paine may, with the approval of the lenders, reallocate its aggregate equity contributions to Maxxim and Circon in order to facilitate completion of the merger transactions. In such case, the Continuing Shareholders' equity in Maxxim and Circon will be adjusted accordingly.


         The Holdco Note Purchaser has agreed to purchase $35.0 million face amount of senior unsecured notes of Fox Paine Circon in a private placement, the proceeds of which will be used to finance the purchase of Circon by Fox Paine Circon. These holding company notes will mature 11 years from the date of issuance and will carry an interest rate of 14.0% per year, payable semi-annually. For the first five years from the date these holding company notes are issued, interest that becomes payable will be added to the then outstanding principal amount of the notes, and will not be payable in cash. After five years from the issuance date, interest will be payable in cash unless cash interest cannot be paid without violating the terms of Circon's senior debt. The issuance of the senior unsecured notes is subject to certain customary conditions, including those applicable to the senior secured facilities described above. The senior unsecured notes will not have been registered for sale under the Securities Act and will not be eligible for offer or sale in the U.S. absent registration or an exemption from the registration process.


         Equity Commitments.


         Fox Paine Capital Fund, L.P. has committed to contribute the sum of approximately $80.5 million to Fox Paine Circon in return for 3,096,154 shares of Fox Paine Circon common stock. In addition, the Continuing Shareholders will purchase $10.1 million of Fox Paine Circon common stock from the proceeds of the conversion of $10.1 million of Maxxim common stock in the merger and a related loan to cover taxes (see "Special Factors Interests of Certain Persons in the Merger"). The equity commitments are conditioned upon the debt financing for the merger being completed on terms acceptable in form and substance to Fox Paine Maxxim and upon all of the conditions to Fox Paine Maxxim's obligation to consummate the merger having been satisfied without waiver. Portions of Fox Paine's equity commitment may be purchased by certain affiliated investment funds or other minority investors comprising the Fox Paine Investors, including the Holdco Note Purchaser which has agreed to purchase approximately $4.0 million of the equity in Fox Paine Circon to be purchased by Fox Paine on the same terms and conditions as Fox Paine. In addition, the Holdco Note Purchaser will receive warrants to purchase shares of Fox Paine Circon common stock in connection with its purchase of the senior unsecured notes.

                              THE SPECIAL MEETING

GENERAL

         This proxy statement is being furnished to Maxxim shareholders as part of the solicitation of proxies by the Maxxim board for use at a special meeting to be held on __________, 1999, starting at __:___ a.m., local time, in ________________________. The purpose of the special meeting is for Maxxim shareholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 13, 1999, between Maxxim and Fox Paine Maxxim. A copy of the merger agreement is attached to this proxy statement as Appendix
A. This proxy statement and the enclosed form of proxy are first being mailed to Maxxim shareholders on _____________, 1999.

RECORD DATE AND VOTING

         The holders of record of Maxxim shares as of the close of business on ___________, 1999, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were ____________ shares of Maxxim common stock outstanding. The holders of a majority of the outstanding shares of Maxxim common stock on __________, 1999, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Maxxim common stock held in treasury by Maxxim or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting.


         Any shareholder of Maxxim has the right to dissent from approval of the merger agreement, and, subject to strict compliance with certain requirements and procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, to receive payment of the "fair value" of that shareholder's shares of Maxxim common stock. See "Appraisal Rights." The Continuing Shareholders have waived their rights to seek appraisal for their shares.


REQUIRED VOTE

         Each share of Maxxim common stock outstanding on ___________, 1999, entitles the holder to one vote at the special meeting. Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Maxxim common stock. You must vote your shares (1) by returning the enclosed proxy or (2) by appearing at the special meeting and voting.

         As of ____________, 1999, the Continuing Shareholders owned, in the aggregate, 1,125,402 shares of Maxxim common stock, or approximately 8% of the outstanding shares of Maxxim common stock on that date. The Continuing Shareholders have agreed to vote their shares for the approval of the merger agreement. See "-- Voting Agreement" below. In addition, the other directors and executive officers of Maxxim who, as of the record date, own in the aggregate _______ shares of Maxxim common stock, or approximately ____% of the outstanding shares of Maxxim common stock, have informed Maxxim that they intend to vote all of their shares of Maxxim common stock "FOR" the approval of the merger agreement.

         The merger was not structured so that approval of at least a majority of Maxxim shareholders not affiliated with Maxxim or Fox Paine Maxxim is required to consummate the merger.

         Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers may not vote such shares with respect to the approval of such proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger agreement.

PROXIES; REVOCATION

         If you vote your shares of Maxxim common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Maxxim common stock will be voted "FOR" the approval of the merger agreement. You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Secretary of Maxxim at 10300 49th Street North, Clearwater, Florida 33762, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. However, simply attending the special meeting will not revoke a proxy.

         All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Maxxim. Officers and employees of Maxxim may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. Maxxim also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Maxxim has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $________, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS OR POSTPONEMENTS

         Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Maxxim common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by Maxxim will be voted in favor of an adjournment or postponement of the special meeting in these circumstances, unless either a written note on the proxy delivered by the shareholder directs otherwise or the shareholder has voted against the merger agreement. Thus, proxies voting against the merger will not be used to vote for adjournment of the special meeting for the purpose of providing additional time to solicit votes to approve the merger. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Maxxim shareholders who have already sent in their proxies to revoke them at any time prior to their use.


VOTING AGREEMENTS


         The following is a brief summary of the material provisions of the voting agreements between Fox Paine Maxxim and each of the Continuing Shareholders. The summary is qualified in its entirety by reference to the voting agreements, a form of which is attached as Appendix D to this proxy statement.


         General.

         Concurrent with the execution and delivery of the merger agreement, Fox Paine Maxxim entered into separate voting agreements with each of the Continuing Shareholders pursuant to which, among other things, each Continuing Shareholder agreed to vote all of his or her Maxxim shares in favor of the merger agreement and the merger transactions.

         Voting.

         Each Continuing Shareholder has agreed, during the period beginning on June 13, 1999, and ending on the completion of the merger or the termination of the merger agreement, to vote his or her Maxxim shares at any meeting of Maxxim shareholders or in any other circumstances upon which such Continuing Shareholder's vote, consent or other approval is sought:

    (1)  in favor of the merger agreement and the merger transactions;
         and

    (2) against any action or agreement that would interfere with the merger or any other transaction contemplated by the merger agreement including,

         - the adoption by Maxxim of a proposal regarding (a) the acquisition of Maxxim by any person or group (including by merger or other business combination); (b) the acquisition by a third party of 5% or more of the assets of Maxxim and its subsidiaries; (c) the acquisition by a third party of 5% or more of the outstanding voting stock of Maxxim; (d) the repurchase by Maxxim or any of its subsidiaries of 5% or more of the outstanding Maxxim shares; or (e) any other competing acquisition transaction;

         - any amendment of Maxxim's articles of incorporation or by-laws or other proposal or transaction involving Maxxim or any of its subsidiaries, which would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the transactions contemplated by the merger agreement or change the voting rights of any class of Maxxim's capital stock;

         -        any change in the control of Maxxim or Maxxim's board;

         - any material change in the present capitalization or dividend policy of Maxxim; or

         - any other material change in Maxxim's corporate structure or business.

         Other Agreements.

         Each Continuing Shareholder has agreed that during the term of the voting agreements, he or she will not sell, transfer, assign or otherwise dispose of any of his or her Maxxim shares, enter into any voting arrangement with respect to his or her Maxxim shares, or take any action that would prevent or disable such shareholder from fulfilling his or her obligations under the voting agreement.

         Each Continuing Shareholder has also agreed that, during the term of the voting agreements, he or she will not and will not permit his or her representatives to solicit, initiate, encourage or facilitate, furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any competing acquisition transaction involving Maxxim or enter into any agreement requiring or causing Maxxim to abandon or fail to complete any of the transactions contemplated by the merger agreement. However, the foregoing restrictions will not prevent any Continuing Shareholder who is a director or officer of Maxxim from taking any action consistent with his or her fiduciary duties to Maxxim and its shareholders or as may be provided in the merger agreement, or if the Continuing Shareholder is an officer of Maxxim, prohibit that person from participating in discussions with any third party permitted by the merger agreement provisions described on pages __ through __ under "The Merger -- Prohibition Against Solicitation of Competing Transactions" at any time during which Maxxim is permitted to engage (and is so engaging) in such discussions with such third party pursuant to those provisions of the merger agreement.

         Termination.

         The voting agreements may be terminated following the earlier to occur of (1) the completion of the merger or (2) the termination of the merger agreement in accordance with its terms.

OTHER MATTERS TO BE CONSIDERED

         Maxxim's board is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

                                   THE MERGER

         The following is a brief summary of the material provisions of the merger agreement, which may not contain all of the information that you would consider to be important. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

STRUCTURE AND EFFECTIVE TIME

         The merger agreement provides for the merger of Fox Paine Maxxim with and into Maxxim. Maxxim will continue as the surviving corporation following the merger.


         The merger agreement also provides that, concurrent with the merger, Maxxim will sell all of the outstanding Circon shares to Fox Paine Circon, an affiliate of Fox Paine Maxxim, for $208 million in cash plus $2 million of common stock of the buyer, or on other terms as the buyer may request that do not reduce the consideration to be paid to Maxxim shareholders in the merger.

         The closing of the merger will occur on the second business day immediately following the date upon which all conditions to the merger have been satisfied or waived, or at such other time as the parties to the merger agreement agree. The parties will file the articles of merger promptly after the satisfaction or waiver of all conditions in the merger agreement. The merger will become effective at the time a certificate of merger is issued by the Secretary of State of the State of Texas in response to our filing of the articles of merger, which is expected to occur on the closing date. We cannot assure you when, or if, all the conditions of the merger will be satisfied or waived. See "-- Conditions to the Merger." We expect, however, to complete the merger in October 1999.


MERGER CONSIDERATION

         The merger agreement provides that each share of Maxxim common stock outstanding immediately prior to the completion of the merger (together with the associated preferred stock purchase rights under the Maxxim preferred stock purchase rights agreement), other than those held and retained by the Continuing Shareholders and shareholders who exercise their right to dissent with respect to the merger, will be converted upon the completion of the merger into the right to receive $26.00 in cash from Maxxim, without interest. All Maxxim shares owned by or held in the treasury of Maxxim and all Maxxim shares owned by Maxxim's subsidiaries will be canceled upon the completion of the merger and no payment will be made for those Maxxim shares.

PAYMENT PROCEDURES

         Fox Paine Maxxim will appoint a paying agent that will pay the merger consideration in exchange for certificates representing Maxxim shares. Maxxim will deposit sufficient cash with the paying agent in order to permit the payment of the merger consideration. Promptly after the completion of the merger, the paying agent will send Maxxim shareholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to Maxxim shareholders promptly following the paying agent's receipt and processing of Maxxim stock certificates and properly completed transmittal documents.

TREATMENT OF MAXXIM STOCK OPTIONS

         The merger agreement provides that Maxxim will terminate Maxxim's employee and director stock option plans immediately prior to the completion of the merger and, following that termination, grant no additional Maxxim stock options under those option plans.

         Maxxim has agreed to take all actions necessary prior to the completion of the merger so that, immediately prior to the completion of the merger:

         - 448,336 of the 1,084,200 Maxxim options held by Continuing Shareholders will be canceled without any consideration. These canceled options will be replaced with Circon options following the merger; and

         - all other outstanding Maxxim options, including 635,864 options held by the Continuing Shareholders, will automatically be canceled and each holder of a Maxxim option will receive a cash payment for each Maxxim share subject to an option equal to the excess of $26.00 over the exercise price of the option, less applicable withholding taxes.

RETIREMENT/AMENDMENT OF MAXXIM SENIOR NOTES

         The merger agreement provides that, within five business days of a request from Fox Paine Maxxim, Maxxim will commence a tender offer to purchase all of its 10 1/2% senior subordinated notes issued under a July 30, 1996 Indenture. The aggregate principal amount of these notes outstanding is currently $100 million. As part of this tender offer, Maxxim will solicit consents from holders of the notes to amendments to the terms of the notes and the indenture in order to eliminate restrictions applicable to all of the transactions and financing contemplated in the merger agreement and a number of other restrictive provisions. The consent of holders of more than 50% of the outstanding principal amount of the notes is needed to effect the amendments necessary to allow the merger to occur. The tender offer is subject to several customary conditions.

DIRECTORS AND OFFICERS

                  The merger agreement provides that the directors of Fox Paine Maxxim immediately before the completion of the merger will be the directors of the surviving corporation. The officers of Maxxim immediately before the completion of the merger will continue as the initial officers of the surviving corporation.

REPRESENTATIONS AND WARRANTIES

                  The merger agreement contains representations and warranties made by Maxxim to Fox Paine Maxxim, including representations and warranties relating to:


-     due organization, power and standing, and other   -     non-applicability of takeover laws and the
      corporate matters;                                      Maxxim preferred stock purchase rights
                                                              agreement;

-     subsidiaries;                                     -     conduct of business since November 1, 1998;

-     capital structure;

-     authorization, execution, delivery and            -     brokers' and finders' fees with respect to
      enforceability of the merger agreement;                 the merger;

-     required consents, approvals, licenses,           -     tax matters;
      permits, orders and authorizations of
      governmental entities relating to the merger      -     intellectual property rights;
      agreement;

-     proper filing of all required SEC reports and     -     labor matters;
      financial statements and the accuracy of
      information used in their preparation;            -     receipt of a fairness opinion from Maxxim's
      financial advisor;                                      financial advisor;

-     absence of undisclosed liabilities;               -     title to assets;

-     litigation;                                       -     material contracts;

-     compliance with applicable law;                   -     product liability;

-     retirement and employee benefit matters;          -     suppliers and customers; and

-     environmental compliance and liability;           -     Year 2000 compliance.

         The merger agreement also contains representations and warranties made by Fox Paine Maxxim to Maxxim, including representations and warranties relating to:


-     due organization, power and standing and other    -     required consents, approvals, licenses,
      corporate matters;                                      permits, orders and authorizations of
                                                              governmental entities relating to the merger
                                                              agreement; and

-     authorization, execution, delivery and            -     availability of financing.
      enforceability of the merger agreement;

         The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

COVENANTS; CONDUCT OF THE BUSINESS
OF MAXXIM PRIOR TO THE MERGER

         From June 13, 1999, through the completion of the merger, Maxxim and its subsidiaries are subject to certain restrictions on their conduct and operations. Maxxim has agreed, and has agreed to cause its subsidiaries, to conduct their business in the ordinary course of business, consistent with past practice. In addition, Maxxim has agreed that, except as provided under the merger agreement or with the prior written consent of Fox Paine Maxxim, Maxxim will not and will cause its subsidiaries not to:

         - amend or propose to amend their respective articles of incorporation or bylaws;

         - authorize, issue, deliver, sell, pledge or dispose of any shares of its capital stock, except as required by any existing employee stock incentive or benefit plans;

         - split, combine or reclassify any of its capital stock; or declare, set aside or pay any dividends or other distribution related to its capital stock; or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

         - incur any material indebtedness or issue any debt securities except for borrowings under its existing credit agreement in the ordinary course of business; or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; make any loans, advances, capital contributions to, or investments in any other person, except wholly owned subsidiaries or customary loans or advances to employees in the ordinary course of business and consistent with past practice and in amounts not material to Maxxim, or make any change in its existing borrowing or lending arrangements for or on behalf of any such person;

         - adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of Maxxim or any of its subsidiaries;

         - enter into, adopt or pay, agree to pay, grant, issue, accelerate or accrue salary or other payments or benefit pursuant to, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, welfare, issuance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee;

         - increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement (including the granting of stock appreciation rights or performance units), except for normal increases in the ordinary course of business consistent with past practices for employees (other than officers and directors) that, in the aggregate, do not result in a material increase in benefits or compensation expense to Maxxim;

         - acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets that are in the aggregate material to Maxxim and its subsidiaries; or enter into any commitment or transaction outside the ordinary course of business consistent with past practice that would be material to Maxxim and its subsidiaries;

         - make any change in accounting principles or practices, except insofar as may have been required by a change in law or in generally accepted accounting principles;

         - revalue in any material respect its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

         - acquire (by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any corporation, business organization or division;

         - enter into any material contract or agreement other than in the ordinary course of business, consistent with past practice;

         - authorize any new capital expenditures that, individually, is in excess of $500,000, or, in total, are in excess of $5,000,000;

         - make any tax election or settle or compromise any tax liability, except in the ordinary course of business consistent with past practice;

         - satisfy or discharge any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

         - cancel or terminate its insurance policy, other than in the ordinary course of business and consistent with past practice and only if it has obtained a comparable replacement insurance policy;

         - terminate, amend, or modify any material contracts, other than in the ordinary course of business and consistent with past practice;

         -        settle any pending or threatened material lawsuit or claim;
                  or

         - enter into any binding commitment or contract limiting Maxxim's ability to competitively sell its products or services or engage in any line of business.

PROHIBITION AGAINST SOLICITATION
OF COMPETING TRANSACTIONS

         The merger agreement provides that Maxxim will not, nor will it authorize or permit any of its subsidiaries, directors, employees, officers, agents or representatives, directly or indirectly, to:

         - solicit, initiate, encourage, facilitate or provide non-public information to facilitate any inquiries or proposals for any merger or business combination involving Maxxim or to acquire all or any capital stock of Maxxim or any material portion of its assets; or

         - negotiate, explore or otherwise engage in discussions or negotiations regarding any alternative or competing transaction or enter into any agreement, arrangement or understanding that requires or would cause Maxxim to abandon, terminate or fail to complete the transactions provided for in the merger agreement, including the merger.

         However, if prior to the completion of the merger, Maxxim receives an unsolicited written proposal with respect to a competing transaction that Maxxim did not initiate, solicit or encourage and that does not otherwise breach any confidentiality, exclusivity, or standstill agreements entered into by Maxxim before the merger agreement and that the Maxxim board or a special committee of the board determines in good faith by majority vote could reasonably be expected to result in a third party making a proposal for a superior transaction, then Maxxim may participate in discussions or negotiations with that person regarding that specific proposal. Under those circumstances, Maxxim may also furnish confidential information to the person making the competing acquisition proposal, but only pursuant to a customary confidentiality agreement, the terms of which are no less favorable to Maxxim than the most favorable confidentiality agreement entered into by Maxxim on or after January 1, 1999. However, Maxxim is not permitted to furnish to any competitor or potential competitor information about Maxxim or its subsidiaries, including sensitive information on pricing, volume, sales and marketing, unless: (1) Maxxim's board or a special committee of the board determines in its reasonable judgment, after consultation with Maxxim's management, that disclosure of such information would not be materially competitively disadvantageous to Maxxim and its subsidiaries, or (2) confirmatory review of such sensitive information is the only remaining condition to Maxxim and the competitor entering into an acquisition agreement relating to an acquisition transaction that is superior to the transactions contemplated by the merger agreement.

         In any event, Maxxim is required to keep Fox Paine Maxxim apprised of the status of any proposal relating to a competing transaction, including promptly providing to Fox Paine Maxxim any sensitive information provided to any competitor or potential competitor. In addition, Maxxim is permitted to amend the terms of any existing standstill agreement solely to permit the other party to make written proposals to Maxxim's board.

         If Maxxim receives a bona fide written proposal for a superior transaction, Maxxim may terminate the merger agreement and engage in that superior transaction, but only if (1) Maxxim first provides written notice to Fox Paine Maxxim advising it that Maxxim intends to terminate the merger agreement and identifying the superior transaction (and attaching a copy of the related acquisition agreement), and (2) not less than five full business days later, Maxxim delivers to Fox Paine Maxxim a written notice of termination and pays to Fox Paine Maxxim a termination fee of $19 million.

         A proposal for a transaction will only be deemed to be "superior" under the merger agreement if:

                  - the transaction was not initiated, solicited or encouraged by Maxxim or its representatives in violation of the merger agreement and does not violate any confidentiality, exclusivity, or standstill agreements entered into by Maxxim before the merger agreement (as such agreements may be amended to permit the other party to make a written proposal to Maxxim's board);

                  - Maxxim's board has determined in good faith, after consultation with its financial and legal advisors, that the transaction is more favorable to Maxxim's shareholders from a financial point of view than the merger agreement transactions (after taking into account any adjustment to the merger agreement transactions proposed by Fox Paine Maxxim in response to the competing transaction), is likely to and capable of being consummated, and is in the best interest of Maxxim's shareholders; and

                  - Maxxim has received (1) advice of its outside legal counsel that failure to enter into such proposed transaction will constitute a breach of the directors' fiduciary duties under applicable law, and (2) a written opinion from Maxxim's financial advisor that the competing transaction is more favorable from a financial point of view to Maxxim's shareholders (other than Fox Paine Maxxim and the Continuing Shareholders) than the merger agreement transactions (after taking into account any adjustment to the transactions contemplated by the merger agreement proposed by Fox Paine Maxxim in response to the competing transaction).

         The Maxxim board has agreed to recommend that Maxxim shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, and to use its best efforts to obtain shareholder approval of the merger agreement and the transactions contemplated by the merger agreement.

         Maxxim has agreed that neither Maxxim's board nor any committee of its board may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Fox Paine Maxxim, the Maxxim board's recommendation, or approve or recommend any competing transaction. However, the Maxxim board may withdraw or modify its recommendation if it receives the advice of its outside legal counsel that failure to do so will result in breach of the directors' fiduciary duties under applicable law. In such event, Maxxim's board must provide Fox Paine Maxxim with five days' prior written notice of its intention to withdraw or modify its recommendation regarding approval of the merger agreement and the transactions contemplated by the merger agreement.

ACCESS TO INFORMATION

         Until the completion of the merger, Maxxim will provide Fox Paine Maxxim and its authorized representatives and its financing sources with reasonable access to all of Maxxim's employees, plants, offices, warehouses and other facilities and properties, and to all books and records. In addition, Maxxim will permit Fox Paine Maxxim and its representatives to make any inspections (at Fox Paine Maxxim's expense) that Fox Paine Maxxim may reasonably request, and provide Fox Paine Maxxim access to all financial and operating data and other information with respect to the business and properties of Maxxim and its subsidiaries as Fox Paine Maxxim may from time to time reasonably request.

COOPERATION AND REASONABLE EFFORTS
TO COMPLETE THE MERGER

         In connection with the merger agreement, Maxxim and Fox Paine Maxxim have agreed to use their reasonable efforts to take all actions necessary or advisable so that the transactions contemplated by the merger agreement may be completed, including cooperation in the arrangement of financing and the satisfaction of conditions to the merger.

INDEMNIFICATION AND INSURANCE

         Fox Paine Maxxim has agreed that the indemnification and exculpation provisions of Maxxim's articles of incorporation and bylaws as in effect upon the completion of the merger will, to the extent they relate to matters arising before the completion of the merger, remain in force after the merger.

         Fox Paine Maxxim has agreed that, for a period of six years after the completion of the merger, it will cause Maxxim to maintain in effect the current policies of directors' and officers' liability insurance maintained by Maxxim with respect to matters arising on or before the completion of the merger. If the cost of maintaining such insurance would exceed 150% of the current annual premiums paid by Maxxim for such insurance, Fox Paine Maxxim is only required to cause Maxxim to obtain as much comparable insurance as is available at an annual premium of 150% of the current annual premium.

CONDITIONS TO THE MERGER

         The obligations of Maxxim and Fox Paine Maxxim to complete the merger are subject to the satisfaction or waiver of the following conditions on or before the completion of the merger:

    (1) approval of the merger agreement by the holders of a majority of the outstanding Maxxim shares;

    (2) absence of any statute, rule, regulation, order or injunction of any governmental entity or court prohibiting or restricting completion of the merger; and

    (3) termination or expiration of the applicable antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         In addition, the obligation of Maxxim to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

    (1) the representations and warranties of Fox Paine Maxxim contained in the merger agreement being true and correct in all material respects on and as of the effective date of the merger (except to the extent that such representations and warranties speak as of an earlier date);

    (2) Fox Paine Maxxim having performed all of its obligations under the merger agreement in all material respects; and

    (3) Maxxim having received an independent solvency opinion (which may be the same solvency opinion delivered to the lenders who are financing the merger).

         In addition, the obligations of Fox Paine Maxxim to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

    (1) the representations and warranties of Maxxim contained in the merger agreement being true and correct in all material respects on and as of the effective date of the merger (except to the extent that such representations and warranties speak as of an earlier date);

    (2) Maxxim having performed all of its obligations under the merger agreement in all material respects;

    (3) the closing of the debt tender offer and the amendment of Maxxim's 10 1/2% senior subordinated notes described on page __ under "-- Retirement/Amendment of Maxxim Senior Notes" occurring concurrently with the closing of the merger;

    (4) the closing of the Circon sale described on page ___ under "-- Structure and Effective Time" occurring concurrently with the closing of the merger, unless otherwise requested by Fox Paine Maxxim;

    (5) Maxxim receiving a written opinion from its independent auditor to the effect that the transactions contemplated in the merger agreement will receive recapitalization accounting treatment;

    (6) there not being pending any suit, action or proceeding that has a reasonable likelihood of success, that

         - seeks to prohibit or materially limit Fox Paine Maxxim's ownership or operation of any material portion of Maxxim's businesses or assets, or to compel Fox Paine Maxxim or Maxxim to dispose of or hold separate any material portion of Maxxim's business or assets;

         - would prohibit, restrict or significantly delay completion of the merger;

         - seeks damages from Fox Paine Maxxim or Maxxim that are material in amount;

         - would impose material limitations on the ability of Fox Paine Maxxim to acquire or hold, or exercise full rights of ownership of, any shares of Maxxim common stock, or prohibit Fox Paine Maxxim from effectively controlling the business or operations of Maxxim and its subsidiaries; or

         - is reasonably likely to have a material adverse effect on Maxxim or Fox Paine Maxxim.

    (7) there not having occurred since June 13, 1999, any change, development or event that has a material adverse effect on the business, condition, results of operations, assets or liabilities of Maxxim and its subsidiaries;

    (8) all material consents, approvals or authorizations having been obtained; and

    (9) the financing for the merger having been obtained on terms and conditions satisfactory to Fox Paine Maxxim.

TERMINATION

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (regardless of any approval by the shareholders of Maxxim):

    (1)  by mutual written consent of Maxxim and Fox Paine Maxxim;

    (2) by either Maxxim or Fox Paine Maxxim, if any court or governmental entity issues any judgment, injunction, order or decree that restrains or prohibits the completion of the merger, and such judgment, injunction, order or decree has become final and nonappealable;

    (3) by either Maxxim or Fox Paine Maxxim, if the merger has not been completed by December 31, 1999, unless the party seeking to terminate has caused the failure of completion by failing to fulfill any of its obligations under the merger agreement;


    (4) by Maxxim, in order to enter into a superior transaction in compliance with the provisions described on page __ under "Prohibition Against Solicitation of Competing Transactions," but only in strict compliance with such provisions, including providing Fox Paine Maxxim with notice of Maxxim's intention to terminate at least five full business days prior to such termination, and payment to Fox Paine Maxxim of a termination fee of $19 million;


    (5) by either Maxxim or Fox Paine Maxxim, if there has been a material breach of any representation, warranty or covenant made by the other party, which would cause one of the conditions to the merger not to be satisfied and which cannot be or has not been cured within 30 days from the time the breaching party receives notice of the breach;

    (6)  by Fox Paine Maxxim, if

         - Maxxim's board withdraws or modifies its recommendation that Maxxim shareholders vote to approve the merger (or publicly announces its intention to do so);

         - Maxxim's board recommends any proposal for a competing acquisition transaction;

         - any person other than Fox Paine Maxxim and its affiliates becomes the beneficial owner of 15% or more of Maxxim's common stock; or

         - Maxxim breaches the provisions described on page __ under "-- Prohibition Against Solicitation of Competing Transactions"; or

    (7) by either Maxxim or Fox Paine Maxxim, if Maxxim's shareholders fail to approve the merger at the special meeting.

TERMINATION FEES

         The merger agreement obligates Maxxim to pay a fee to Fox Paine Maxxim equal to $19 million if:

         - Fox Paine Maxxim terminates the merger agreement because the merger has not been completed by December 31, 1999, because of a failure by

                  Maxxim to fulfill any of its obligations under the merger agreement and, on or before the termination of the merger agreement, any entity or group publicly proposed, and did not withdraw, or publicly discloses its intention to make a proposal for a competing acquisition transaction involving Maxxim;

         - Fox Paine Maxxim terminates the merger agreement for the reasons described in paragraph 6 on page __ under "-- Termination;"

         - either party terminates the merger agreement for the reasons described in paragraph 7 on page __ under "-- Termination" and before the special meeting at which the shareholders of Maxxim voted on the merger, any entity or group had publicly proposed and not withdrawn or publicly disclosed its intention to make a proposal for a competing acquisition transaction involving Maxxim; or


         - Maxxim terminates the merger agreement for the reasons described in paragraph 4 on page __ under "-- Termination."


EXPENSES


         The merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by Maxxim upon consummation of the merger. In addition, if the merger agreement is terminated by Maxxim for the reasons described in paragraph 4 or paragraph 7 on page ___ under "-- Termination" or by Fox Paine Maxxim for the reasons described in any of paragraphs 5, 6 or 7 on page __ under "-- Termination," and the $19 million termination fee does not become payable to Fox Paine Maxxim, then Maxxim will reimburse Fox Paine Maxxim for the out-of-pocket fees and expenses incurred by, or on behalf of, Fox Paine Maxxim in connection with the merger agreement, including fees and expenses payable to financing sources and to counsel for Fox Paine Maxxim or its financing sources.


AMENDMENT AND WAIVER

         The merger agreement may be amended by the parties in writing at any time before receipt of Maxxim shareholder approval. The merger agreement also may be amended after receipt of Maxxim shareholder approval without the further approval of Maxxim shareholders if no amendments are made which by law require further approval by Maxxim shareholders. Prior to the completion of the merger, either of the parties may, by written instrument, (1) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement; (2) waive inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or (3) waive compliance with any of the agreements or conditions in the merger agreement.

ESTIMATED FEES AND EXPENSES OF THE MERGER

                  Estimated fees and expenses incurred or to be incurred by Maxxim in connection with the Merger are approximately as follows:

Financial advisory fees..........................................................................$
Lender fees and expenses.........................................................................
Legal, accounting and printing fees and expenses.................................................
Investment banking fees and expenses.............................................................
Paying Agent fees and expenses...................................................................
Proxy solicitation fees and expenses.............................................................
SEC filing fee...................................................................................
Miscellaneous expenses...........................................................................
Total ...........................................................................................$

                                APPRAISAL RIGHTS

                  In the event that the merger is approved, holders of Maxxim common stock on ________, 1999, who did not vote in favor of the merger agreement will have the right to dissent from the merger and to demand an appraisal of the "fair value" of their Maxxim shares in accordance with Articles 5.11 through 5.13 of the Texas Business Corporation Act. The Texas Business Corporation Act provides that fair value is to be determined by the courts. The judicial determination of fair value, which will be determined as of the day immediately preceding the special meeting, may be greater than or less than $26.00 and will be determined without regard to any appreciation or depreciation that occurred in anticipation of the merger.


                  ANY MAXXIM SHAREHOLDER CONTEMPLATING THE EXERCISE OF APPRAISAL RIGHTS IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF ARTICLES 5.11 THROUGH 5.13 OF THE TEXAS BUSINESS CORPORATION ACT, PARTICULARLY WITH RESPECT TO THE PROCEDURAL STEPS REQUIRED TO PERFECT THE RIGHT OF APPRAISAL. FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS WILL RESULT IN THE LOSS OF THE SHAREHOLDER'S APPRAISAL RIGHTS. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE APPRAISAL RIGHTS STATUTE BUT IT IS NOT A COMPLETE STATEMENT OF THE RELEVANT PROVISIONS OF TEXAS LAW AND SHOULD BE READ IN CONJUNCTION WITH THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C, AND ANY AMENDMENTS TO SUCH SECTIONS AS MAY BE ADOPTED AFTER THE DATE OF THIS PROXY STATEMENT.


                  Filing written objection

                  Dissenting shareholders wishing to exercise their rights to appraisal with respect to the merger must file with Maxxim, prior to the special meeting, a written objection to the merger. The written objection must state that the shareholder intends to dissent from the merger and demand a judicial determination of the fair value of the dissenting Maxxim shares. The written objection should include the dissenting shareholder's address and should be addressed to

Maxxim Medical, Inc., 10300 49th Street North, Clearwater, Florida 33762,
Attention: Corporate Secretary. Neither an abstention from voting on the merger agreement nor a vote against approval of the merger agreement will satisfy the requirement that a written objection be filed with Maxxim before the vote on the merger agreement.

                  No Voting in Favor of the Merger Agreement

                  Dissenting shareholders must not vote their shares of Maxxim common stock in favor of the merger agreement or their appraisal rights will be waived. A dissenting shareholder will not be deemed to have waived such dissenting shareholder's appraisal rights by voting against the merger agreement or otherwise not voting.

                  Notice by Maxxim.

                  Within 10 days after the completion of the merger, Maxxim will notify each holder of record who has complied with the provisions of
Article 5.12, and whose shares were not voted in favor of the merger agreement, that the merger has been completed.

                  Written Demand.

                  Within 10 days from the delivery or mailing of Maxxim's notice, any dissenting shareholder that wishes to exercise appraisal rights must make a written demand on Maxxim demanding it pay the shareholder the fair value of his or her Maxxim shares. Such demand should be addressed to Maxxim Medical, Inc., 10300 49th Street North, Clearwater, Florida 33762, Attention:
Corporate Secretary. The demand must state the number of shares owned by such dissenting shareholder and the dissenting shareholder's estimate of the fair value of such Maxxim shares. Any dissenting shareholder failing to make a demand within the 10-day period will lose his or her appraisal rights.

                  Notation of Certificates.

                  Within 20 days after making a demand, the dissenting shareholder must submit his or her stock certificates to Maxxim so that Maxxim can make an appropriate notation on those certificates. If a dissenting shareholder fails to submit the certificates within this 20-day period, the dissenting shareholder's appraisal rights will be waived, unless a court, for good and sufficient cause, determines otherwise.

                  Acceptance or Settlement of Demand.

                  Within 20 days after receipt of a demand from a dissenting shareholder, Maxxim will deliver or mail to each dissenting shareholder a written notice either (i) stating that Maxxim accepts the amount claimed in the demand and agrees to pay such amount within 90 days after completion of the merger, or (ii) containing an estimate by Maxxim of the fair value of the shares together with an offer to pay such amount within 90 days after completion of the merger. If Maxxim responds to the demand with an estimate of the fair value of the shares and the dissenting shareholder wishes to accept Maxxim's estimate, the dissenting shareholder must deliver to Maxxim, within 60 days, his or her endorsed certificates along with a written notice accepting Maxxim's estimate. If, within 60 days after the completion of the merger, the dissenting shareholder and Maxxim agree on the value of the shares, and the dissenting shareholder delivers his or her endorsed certificates to Maxxim, Maxxim must pay the agreed value to the shareholder within 90 days after the completion of the merger. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in Maxxim.


                  Appraisal.

                  If, within the 60 days after the completion of the merger, any one or more of the dissenting shareholders and Maxxim do not agree on the fair value of the shares, then any of such dissenting shareholders or Maxxim may, within 60 days following the expiration of such 60-day period, file a petition in any court of competent jurisdiction in Pinellas County, Florida, to obtain a judicial finding and determination of the fair value of the dissenting shareholders' shares of Maxxim common stock. Upon filing such a petition, a dissenting shareholder must serve Maxxim with a copy. Within 10 days after being served with a copy of the petition, Maxxim must file with the court a list of dissenting shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The clerk of the court will then notify all dissenting shareholders as to the time and place of the hearing of the petition. Maxxim and all notified dissenting shareholders will be bound by the final judgment of the court.

                  After the hearing of the petition, if the court determines that any one or more of the dissenting shareholders have complied with the requirements of Articles 5.11 through 5.13, the court will appoint one or more qualified appraisers who will determine the fair value of the dissenting shareholders' shares and will file a report of that value with the clerk of the court. Each party will have reasonable opportunity to submit to the appraisers pertinent evidence as to the value of the shares. Any party may take exceptions to the appraiser's report. The court will then determine the fair value of the shares and will direct Maxxim, upon receipt from the dissenting shareholders of the endorsed certificates relating to those shares, to pay the value so determined, with interest. The interest will run from the 91st day after the completion of the merger to the date of the judgment. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in Maxxim. The court will allow the appraiser(s) a reasonable fee as court costs, which will be allotted between the parties in the manner that the court determines to be fair and equitable.


                  Rights as Shareholder.


                  A dissenting shareholder who makes a demand for payment will not be entitled to vote or to exercise any other rights as a Maxxim shareholder except the right to receive payment pursuant to Article 5.12 and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent.

                  Withdrawal of Rights.

                  A dissenting shareholder may withdraw a demand at any time before Maxxim has made the requested payment or before a petition has been filed requesting a determination of the fair value of such dissenting shareholder's shares.

                  Exclusive Remedy.

                  The Texas Business Corporation Act provides that, in the absence of fraud, the foregoing procedures represent the exclusive remedy under Texas law for a dissenting shareholder to object to the merger. If Maxxim complies with the requirements of Articles 5.11 through 5.13, but the dissenting shareholder fails to do so, such dissenting shareholder is not entitled to bring an action for the recovery of the value of such dissenting shareholder's shares or for money damages.

                  ANY MAXXIM SHAREHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE TEXAS BUSINESS CORPORATION ACT AND IS ADVISED TO CONSULT SUCH SHAREHOLDER'S LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

                               REGULATORY APPROVALS

                  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the premerger notification rules issued by the Federal Trade Commission, Maxxim and Fox Paine were required to file notifications with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the merger and the acquisition of Circon, and the proposed transactions could not be completed until after the applicable waiting period expired or was earlier terminated by the U.S. federal antitrust regulatory authorities. Maxxim and Fox Paine filed the required notifications with these federal antitrust regulatory authorities on July 6, 1999, and the waiting period was terminated by the regulatory authorities on July 16, 1999.

                    PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP
                             OF MANAGEMENT AND OTHERS

                  The following table sets forth, as of June 9, 1999, information as to the beneficial ownership of Maxxim's common stock by (1) each person known to have beneficial ownership of more than 5% of Maxxim's common stock, (2) each person serving as a director or executive officer of Maxxim,
(3) all of the directors and executive officers as a group; and (4) each of the other Continuing Shareholders.

                                                                       SHARES BENEFICIALLY OWNED
BENEFICIAL OWNER (1)                                                NUMBER                 PERCENT
--------------------                                                ------                 -------

Peter G. Dorflinger                                                419,936       (2)       2.9
Kenneth W. Davidson                                                388,468       (3)       2.7
Ernest J. Henley Ph.D.                                             326,949       (4)       2.3
Davis C. Henley                                                    303,385       (5)       2.1
Peter M. Graham                                                    184,700       (6)       1.3
David L. Lamont                                                    144,650       (7)       1.0
Alan S. Blazei                                                     121,083       (8)         *
Henry T. DeHart III                                                 81,100       (9)         *
Jack F. Cahill                                                      79,160      (10)         *
Joseph D. Dailey                                                    51,700      (11)         *
Richard O. Martin, Ph.D.                                            20,000      (12)         *
Martin Grabois, M.D.                                                19,000      (13)         *
Rob Beek                                                            15,600      (14)         *
Henk R. Wafelman, Ing                                               11,000      (15)         *
Suzanne R. Garon                                                     9,080      (16)         *
Donald R. DePriest                                                   5,000      (17)         *
All executive officers and Directors as a group (15 persons)     1,877,426                13.0


----------------
*  Less than 1%

(1) The address for all executive officers and directors and Davis C. Henley is 10300 49th Street North, Clearwater, Florida 33762.

(2) Includes 9,100 shares held of record and 410,836 shares purchasable under currently exercisable options. Mr. Dorflinger is the former Vice President and General Counsel of Sulzer Intermedics, Inc., a subsidiary of Sulzer Medica USA, Inc., and holds a fully exercisable option to purchase all of the 397,836 shares held of record by Sulzer Medica USA, Inc.

(3) Includes 241,368 shares owned of record by a family limited partnership controlled by Mr. Davidson and 147,000 shares purchasable under currently exercisable options.

(4) Includes 321,949 shares owned of record by Dr. Henley and 5,000 shares purchasable under currently exercisable options.

(5) Includes 273,985 shares owned of record by Mr. Henley, 29,400 shares of which Mr. Henley exercises voting and investment control as custodian.


(6) Includes 70,500 shares owned of record by Mr. Graham and 114,200 shares purchasable under currently exercisable options.


(7) Includes 57,250 shares owned of record by Mr. Lamont and 87,400 shares purchasable under currently exercisable options.

(8) Includes 41,150 shares owned of record by Mr. Blazei, 3,533 shares over which Mr. Blazei's spouse exercises voting and investment control as custodian and 76,400 shares purchasable under currently exercisable options.

(9) Includes 39,900 shares owned of record by Mr. DeHart and 41,200 shares purchasable under currently exercisable options.


(10) Includes 44,000 shares owned of record by Mr. Cahill and 35,160 shares purchasable under currently exercisable options.


(11) Includes 28,300 shares owned of record by Mr. Dailey and 23,400 shares purchasable under currently exercisable options.

(12) Includes 7,000 shares owned of record by Dr. Martin and 13,000 shares purchasable under currently exercisable options.

(13) Includes 6,000 shares owned of record by Dr. Grabois and 13,000 shares purchasable under currently exercisable options.


(14) Includes 13,000 shares owned of record by Mr. Beek and 2,600 shares purchasable under currently exercisable options.


(15) Includes 6,000 shares owned of record by Mr. Wafelman and 5,000 shares purchasable under currently exercisable options.

(16) Includes 7,000 shares owned of record by Ms. Garon and 2,080 shares purchasable under currently exercisable options.

(17) Includes 5,000 shares purchasable by Mr. DePriest under currently exercisable options.


                  Saul A. Fox beneficially owns 50,000 Maxxim shares. To Maxxim's knowledge, Mr. Fox intends to vote his Maxxim shares in favor of the merger agreement at the special meeting. The Fox Paine Investors, Fox Paine Maxxim and Fox Paine Circon do not have the power to vote Mr. Fox's shares.


                  There have been no transactions in Maxxim common stock effected during the past 60 days by Maxxim or any of the Continuing Shareholders.



                          FEDERAL INCOME TAX CONSEQUENCES

                  The following discussion summarizes the material U.S. federal income tax considerations relevant to the merger that are generally applicable to holders of Maxxim common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed U.S. Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons who will own, actually or constructively, stock of Maxxim after the merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

                  Your receipt of the merger consideration in the merger will be a taxable transaction for U.S. federal income tax purposes. Your gain or loss per share will be equal to the difference between $26 and your adjusted basis in that particular share of Maxxim common stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts, and estates, such capital gain will be subject to a maximum U.S. federal income tax rate of 20% for shares of Maxxim common stock held for more than 12 months prior to the date of the merger.


                  You may be subject to backup withholding at the rate of 31% with respect to the merger consideration received by you, unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number ("TIN"), certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. To prevent the possibility of backup U.S. federal income tax withholding on payments made pursuant to the merger, you must provide the Paying Agent with your correct TIN by completing a Form W-9 or substitute Form W-9. If you do not provide Maxxim with your correct TIN, you may be subject to penalties imposed by the Internal Revenue Service as well as backup withholding. Any amount withheld under these rules will be creditable against your U.S. federal income tax liability. Maxxim (or its agent) will report to you and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.


                  THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A SHAREHOLDER WHO CONTINUES TO OWN, ACTUALLY OR CONSTRUCTIVELY, STOCK OF MAXXIM AFTER THE MERGER OR WHO ACQUIRED HIS OR HER SHARES OF MAXXIM COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                               INDEPENDENT AUDITORS

                  The consolidated balance sheets as of November 1, 1998, and November 2, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three fiscal years in the period ended November 1, 1998, incorporated by reference in this Proxy Statement, have been audited by KPMG LLP, independent auditors. A representative of KPMG LLP will be at the special meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement, if so desired.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  Maxxim hereby incorporates the following documents previously filed with the SEC (SEC File No. 0-18208) into this proxy statement:

                  (1) Maxxim's Annual Report on Form 10-K for the fiscal year ended November 1, 1998, as amended June 16, 1999;


                  (2) Maxxim's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1999, May 2, 1999 and August 1, 1999; and


                  (3) Maxxim's Current Reports on Form 8-K dated January 19, 1999 (as amended on March 19, 1999 and June 16, 1999) and June 13, 1999.

                  Maxxim incorporates by reference in this proxy statement additional documents that it may file with the SEC between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as its proxy statements. Any statements contained in a document incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement (or in any other subsequently filed document which also is incorporated by reference in this proxy statement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to be a part of this proxy statement except as so modified or superseded.

                                 LEGAL PROCEEDINGS


                  A complaint was filed on June 15, 1999 in state court in Harris County, Texas, and another was filed on June 25, 1999 in state court in Pinellas County, Florida, each naming Maxxim, its directors and Fox Paine & Company as defendants. Each complaint is brought on behalf of a purported class of public shareholders of Maxxim and alleges that the consideration being offered in the merger is unfair and inadequate, and that the directors of Maxxim breached their fiduciary duties by failing to obtain the best price for Maxxim. As relief, each complaint seeks, among other things, an injunction against completion of the merger, and damages in an unspecified amount. The defendants believe the allegations of each complaint are without merit for the reasons discussed in this proxy statement (including under "Special Factors - Recommendation of the Special Committee and the Full Maxxim Board; Fairness of the

Merger"), including their belief that the terms of the transaction are fair to Maxxim and its public shareholders (other than the Continuing Shareholders). The cases are titled Steiner v. Maxxim Medical, Inc., et al. No. l999-30682 (281st Judl. Dist., Harris Cty., Tex) and Burnetti v. Maxxim Medical, Inc., et al. No. 99-4347-CI-15 (6th Judl. Circ., Pinellas Cty., Fla). We believe that the ultimate resolution of such litigation will not have a material adverse impact on our results of operations or financial position.


                  Maxxim has been named as a defendant in various other lawsuits arising in the ordinary course of business. We believe that the ultimate resolution of such litigation will not have a material adverse impact on our results of operations or financial position (see Note 5 of Notes to Consolidated Financial Statements incorporated by reference from Maxxim's Annual Report on Form 10-K for the fiscal year ended November 1, 1998).

                  Circon is involved in the following legal proceedings:

                  On May 28, 1996, two purported stockholders of Circon, Bart Milano and Elizabeth Heaven, commenced an action in the Superior Court of the State of California for the County of Santa Barbara, Case No. 213476, purportedly on behalf of themselves and all others who purchased Circon's common stock between May 2, 1995 and February 1, 1996, against Circon, Richard
A. Auhll, Rudolf R. Schulte, Harold R. Frank, John F. Blokker, Paul W. Hartloff, Jr., R. Bruce Thompson, Jon D. St. Clair, Frederick A. Miller, David
P. Zielinski, Winton L. Berci, Jurgen Zobel, Trevor Murdoch and Warren G. Wood. That complaint alleged that defendants violated Sections 11 and 15 of the Securities Act of 1933 Sections 25400-02 and 25500-02 of the California Corporations Code, and Sections 1709-10 of the California Civil Code, by disseminating allegedly false and misleading statements relating to Circon's acquisition of Cabot Medical Corp. by merger and to the combined companies' future financial performance. In general the complaint alleged that defendants knew that synergies from the merger would not be achieved, but misrepresented to the public that they would be achieved, in order to obtain approval for the merger so they would be executives of a much larger corporation. This alleged conduct allegedly had the effect of inflating the price of Circon's common stock. On July 29, 1996, defendants filed demurrers to the complaint on the ground that plaintiffs' allegations fail to state facts sufficient to constitute a cause of action. On or about August 6, 1996, plaintiffs served their response to defendants' demurrers, stating their intention to file an amended complaint prior to the hearing on defendants' demurrers. On September 20, 1996, plaintiffs voluntarily dismissed Rudolf R. Schulte, Harold R. Frank, John F. Blokker and Paul W. Hartloff, Jr. from the action, without prejudice. On September 30, 1996, plaintiffs, joined by a third purported stockholder of Circon, Adam Zetter, filed a first amended complaint against the remaining defendants. Plaintiffs' amended complaint is substantially similar to the original complaint, but adds a new purported cause of action under the unfair business practices provisions of the California Business & Professions Code, Sections 17200, et seq. and 17500, et seq. Like the original complaint, the amended complaint seeks compensatory and/or punitive damages, attorneys' fees and costs, and any other relief (including injunctive relief) deemed proper. On December 2, 1996, defendants filed demurrers to the amended complaint again on the grounds that plaintiffs' allegations fail to state facts sufficient to constitute a cause of action. On April 17, 1997, a hearing was held regarding the defendants' demurrers to the first amended complaint. By order dated May 28, 1997, the Superior Court overruled the defendants' demurrers to the amended complaint. The parties are now engaged in discovery proceedings. Circon believes plaintiffs' allegations to be without merit and intends to vigorously defend the lawsuit. We believe that the ultimate resolution of such litigation will not have a material adverse impact on our results of operations or financial position.

                  On August 15, 1996, an action captioned Steiner v. Auhll, et al., No. 15165 was filed in the Court of Chancery of the State of Delaware and shortly thereafter, three substantially similar actions were filed by three other shareholders of Circon. All four of these actions purported to be brought as class actions on behalf of all Circon shareholders. On August 16, 1996, a separate action captioned Krim v. Circon Corp., et al., No. 153767, was filed in the Superior Court of California in Santa Barbara. The plaintiff in that action also claimed to be a Circon stockholder and purported to bring his claim as a class action. On September 27, 1996, that action was stayed by the Court in favor of the actions pending in Delaware; the Court also encouraged the plaintiff to refile his action in Delaware. By order dated September 18, 1996, the four Delaware actions were consolidated under the caption In re Circon Corporation Shareholders Litigation, Consol. C.A. No. 15165. The plaintiffs allege certain wrongdoing on the part of the defendants in connection with the hostile tender offer by U.S. Surgical Corporation announced on August 2, 1996. Plaintiffs allege, among other things, that the defendants (i) breached their fiduciary duties to the Circon stockholders by summarily rejecting the U.S. Surgical offer and by failing to negotiate a friendly merger with U.S. Surgical; (ii) engaged in actions which were not reasonable responses to the U.S. Surgical offer, including the adoption on August 13, 1996, of a stockholders rights plan and retention plans designed to provide for cash payments to Circon employees in the event of a change of control; (iii) were subject to conflicts of interest and motivated by their own self-interests and objectives designed to protect their positions in the Company; (iv) manipulated the corporate machinery and impaired the corporate democratic process by adopting the stockholders rights plan and the retention plans; and (v) breached their duty of disclosure. On July 27, 1999, the parties filed a stipulation of settlement. In the stipulation, the parties agreed that (i) as a result, in part, of the pendency and prosecution of the case, defendants decided to explore strategic alternatives for the Company and ultimately to approve the acquisition of Circon by Maxxim and (ii) the consideration received by the Circon stockholders in connection with the transaction with Maxxim represented the best price reasonably available. In connection with the settlement, defendants have agreed that they will not oppose plaintiffs' counsel's request for an award of attorneys' fees and expenses in an aggregate amount not to exceed $800,000. The settlement and fee award are subject to court approval. A hearing on the settlement is scheduled to take place on October 20, 1999. The payment of such amount would be covered by Circon's insurance.


                                   OTHER MATTERS

                  Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                     SHAREHOLDER PROPOSALS FOR PRESENTATION
                           AT THE 2000 ANNUAL MEETING

                  Your board of directors requests that any shareholder proposals intended for presentation at the 2000 Annual Meeting be submitted to Peter M. Graham, Secretary, in writing no later than October 31, 1999, for consideration for inclusion in Maxxim's proxy materials for such meeting. Members of the Maxxim's proxy committee will have discretionary voting authority with respect to all shares represented by proxies held by them at the 2000 Annual Meeting for any matters raised at that meeting about which Maxxim does not receive proper notice prior to January 16, 2000. If the merger is completed, there will be no 2000 Annual Meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

                  Maxxim files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Maxxim files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Maxxim public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at http://www.sec.gov. Reports, proxy statements, and other information concerning Maxxim also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

                  The SEC allows Maxxim to "incorporate by reference" information into this document, which means that Maxxim can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Maxxim has previously filed with the SEC. These documents contain important business information about Maxxim and its financial condition.

                  Maxxim may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Maxxim or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Maxxim without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number:

                            MAXXIM MEDICAL, INC.
                            10300 49th Street North
                            Clearwater, Florida 33762
                            (727) 561-2100
                            Attention:  Mary Lugris

                  Maxxim will send any document so requested to the requesting shareholder by first class mail or other equally prompt means within one day of receiving such request.

                  Maxxim has filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

                  IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MAXXIM, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.

                  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR MAXXIM SHARES AT THE SPECIAL MEETING. MAXXIM HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED _______________, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                           By Order of the Board of Directors

                           Peter M.  Graham, Secretary

Clearwater, Florida

Dated:  ________________, 1999

                               MAXXIM MEDICAL, INC.
                              10300 49TH STREET NORTH
                             CLEARWATER, FLORIDA 33762

                  Proxy for the Special Meeting of Shareholders to be held ______________, 1999.

                  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                  The undersigned hereby designates and appoints Peter M. Graham, David L. Lamont and Alan S. Blazei, and each of them, with authority to act without the others, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, $.001 par value per share, of Maxxim Medical, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders of Maxxim Medical, Inc., to be held at ___________ a.m. Eastern Time on ________, _____________, 1999, or at any
adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Meeting.

PROPOSAL 1. To approve the Agreement and Plan of Merger, dated as of June 13, 1999, between Fox Paine Medic Acquisition Corporation and Maxxim Medical, Inc., pursuant to which Fox Paine Medic Acquisition Corporation will be merged with and into Maxxim and each share of Maxxim common stock, other than a portion of the shares held by certain officers, directors and significant shareholders, and shares held by dissenting shareholders, will be converted into the right to receive $26.00 in cash, without interest.

                           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

PROPOSAL 2. In their discretion, on such other business as may properly come before the Meeting.

THE BOARD OF DIRECTORS OF MAXXIM RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN,

THIS PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE AGREEMENT AND PLAN OF
MERGER.

Dated:
       ------------------           ------------------------------------
                                    Signature of Shareholder

                                    ------------------------------------
                                    Signature of Shareholder

                                    Please sign this Proxy exactly as your name appears on your stock certificate(s). JOINT OWNERS SHOULD EACH SIGN PERSONALLY. When signing as attorney, executor, administrator, trustee, guardian, partner or corporate officer, please give your full title as such.


                                       2